AGREEMENT AND PLAN OF REORGANIZATION
BY AND AMONG

EVANS BANCORP, INC.,

MMS MERGER SUB, INC.
AND
FSB BANCORP, INC.
Dated as of December 19, 2019

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2
1.1.	Merger.	2
1.2.	Time and Place of Closing.	2
1.3.	Effective Time.	2
1.4.	Charter.	2
1.5.	Bylaws.	3
1.6.	Directors and Officers.	3
1.7.	Bank Merger.	3

ARTICLE 2 MANNER OF CONVERTING SHARES		4
2.1.	Conversion of Shares.	4
2.2.	Proration.	5
2.3.	Anti-Dilution Provisions.	6
2.4.	Treatment of FSB Equity Awards.	6
2.5.	Treatment of FSB Savings Plan and ESOP.	7
2.6.	Fractional Shares.	8

ARTICLE 3 EXCHANGE OF SHARES		8
3.1.	Election Procedures.	8
3.2.	Exchange Procedures.	9

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FSB		12
4.1.	Organization, Standing, and Power.	12
4.2.	Authority of FSB; No Breach By Agreement.	12
4.3.	Capitalization of FSB.	13
4.4.	FSB Subsidiaries.	14
4.5.	Regulatory Reports.	15
4.6.	Financial Matters.	16
4.7.	Books and Records.	17
4.8.	Absence of Undisclosed Liabilities.	18
4.9.	Absence of Certain Changes or Events.	18
4.10.	Tax Matters.	18
4.11.	Assets.	19
4.12.	Intellectual Property; Privacy.	20
4.13.	Environmental Matters.	21
4.14.	Compliance with Laws.	21
4.15.	Community Reinvestment Act Performance.	23
4.16.	Labor Relations.	23
4.17.	Employee Benefit Plans.	24

4.18.	Material Contracts.	27
4.19.	Agreements with Regulatory Authorities.	28
4.20.	Investment Securities.	28
4.21.	Derivative Instruments and Transactions.	28
4.22.	Legal Proceedings.	29
4.23.	Statements True and Correct.	29
4.24.	State Takeover Statutes and Takeover Provisions.	29
4.25.	Opinion of Financial Advisor.	30
4.26.	Tax and Regulatory Matters.	30
4.27.	Loan Matters.	30
4.28.	Allowance for Loan and Lease Losses.	32
4.29.	Insurance.	32
4.30.	OFAC; Sanctions.	32
4.31.	Brokers and Finders.	32
4.32.	Transactions with Affiliates and Insiders.	32
4.33.	Investment Adviser Subsidiary.	33
4.34.	No Broker-Dealer Subsidiary.	33
4.35.	No Insurance Subsidiary.	33
4.36.	No Other Representations and Warranties	33

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF EVANS AND MERGER SUB		33
5.1.	Organization, Standing, and Power.	33
5.2.	Authority of Evans and Merger Sub; No Breach By Agreement.	34
5.3.	Capitalization of Evans.	35
5.4.	Evans Subsidiaries.	36
5.5.	Regulatory Reports.	36
5.6.	Financial Matters.	37
5.7.	Absence of Undisclosed Liabilities.	38
5.8.	Absence of Certain Changes or Events.	39
5.9.	Tax Matters.	39
5.10.	Compliance with Laws.	40
5.11.	Community Reinvestment Act Performance.	41
5.12.	Employee Benefit Plans.	41
5.13.	Agreements with Regulatory Authorities.	42
5.14.	Derivative Instruments and Transactions.	42
5.15.	Legal Proceedings.	43
5.16.	Statements True and Correct.	43
5.17.	State Takeover Statutes and Takeover Provisions.	43
5.18.	Tax and Regulatory Matters.	44
5.19.	Brokers and Finders.	44
5.20.	Well Capitalized.	44
5.21.	Available Funds.	44
5.22.	No Other Representations and Warranties	44

ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		44
6.1.	Affirmative Covenants of FSB.	44
6.2.	Negative Covenants of FSB.	45
6.3.	Covenants of Evans.	48

ARTICLE 7 ADDITIONAL AGREEMENTS		49
7.1.	Registration Statement; Proxy/Prospectus; Stockholder Approval.	49
7.2.	Acquisition Proposals.	50
7.3.	Exchange Listing.	52
7.4.	Consents of Regulatory Authorities.	52
7.5.	Access to Information; Confidentiality and Notification of Certain Matters.	53
7.6.	Press Releases.	53
7.7.	Tax Treatment.	54
7.8.	Employee Benefits and Contracts.	54
7.9.	Indemnification.	56
7.10.	Operating Functions.	57
7.11.	Stockholder Litigation.	57
7.12.	Legal Conditions to Merger; Additional Agreements.	58
7.13.	Dividends.	58
7.14.	Change of Method.	58
7.15.	Corporate Governance.	58
7.16.	Takeover Statutes.	59
7.17.	Exemption from Liability Under Section 16(b).	59

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		59
8.1.	Conditions to Obligations of Each Party.	59
8.2.	Conditions to Obligations of Evans.	60
8.3.	Conditions to Obligations of FSB.	61

ARTICLE 9 TERMINATION		62
9.1.	Termination.	62
9.2.	Effect of Termination.	63
9.3.	Non-Survival of Representations and Covenants.	63

ARTICLE 10 MISCELLANEOUS		63
10.1.	Definitions.	63
10.2.	Referenced Pages.	73
10.3.	Expenses.	75
10.4.	Entire Agreement; No Third Party Beneficiaries.	76
10.5.	Amendments.	76
10.6.	Waivers.	77

10.7.	Assignment.	77
10.8.	Notices.	77
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	79
10.10.	Counterparts; Signatures.	79
10.11.	Captions; Articles and Sections.	80
10.12.	Interpretations.	80
10.13.	Enforcement of Agreement.	80
10.14.	Severability.	80
10.15.	Disclosure.	80

Exhibit A - Form of Voting Agreement

Exhibit B -  Subsidiary Plan of Merger

FSB’s Disclosure Memorandum

Evans’s Disclosure Memorandum

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of December 19, 2019, by and among Evans Bancorp, Inc. (“Evans”), a New York corporation, MMS Merger Sub, Inc. (“Merger Sub”), a Maryland corporation and a wholly owned subsidiary of Evans, and FSB Bancorp, Inc. (“FSB”), a Maryland corporation.

Preamble

The respective boards of directors of FSB, Merger Sub and Evans have approved and adopted this Agreement and determined and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with New York Business Corporation Law (the “NYBCL”) and Maryland General Corporation Law (the “MGCL”), (i) Merger Sub will merge with and into FSB (the “Merger”), with FSB as the surviving corporation in the Merger and a wholly owned subsidiary of Evans, and (ii) immediately thereafter, FSB, as the surviving corporation in the Merger, will merge with and into Evans (the “Second Merger”), with Evans as the surviving corporation in the Second Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

Immediately following the consummation of the Second Merger, Fairport Savings Bank, a New York-chartered savings bank and wholly owned subsidiary of FSB (“FSB Bank”), will merge with and into Evans Bank, N.A., a national banking association and wholly owned subsidiary of Evans (“Evans Bank”), with Evans Bank as the surviving bank (the “Bank Merger,” and together with the Merger and Second Merger, the “Mergers”).

As an inducement for Evans to enter into this Agreement, each of the directors and certain executive officers of FSB have simultaneously herewith entered into a Voting Agreement (each a “Voting Agreement”), in the form of Exhibit A.

It is the intention of the Parties that the Merger and the Second Merger, taken together, for federal income tax purposes shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Internal Revenue Code.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER
1.1. Merger.

(a) Merger Sub shall be merged with and into FSB in accordance with the provisions of the MGCL.  FSB shall be the surviving corporation resulting from the Merger, and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MGCL.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.  The Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by the respective boards of directors of FSB, Merger Sub and Evans, and become effective as of the date and time specified in  the articles of merger to be filed with Maryland State Department of Assessments and Taxation (such date and time, the “Effective Time”).

(b) Immediately following the Merger, FSB, as the surviving corporation in the Merger, shall be merged with and into Evans in accordance with the provisions of the NYBCL and the MGCL. Evans shall be the Surviving Corporation resulting from the Second Merger, and shall succeed to and assume all the rights and obligations of FSB in accordance with the NYBCL. Upon the consummation of the Second Merger, the separate corporate existence of FSB shall terminate. The Second Merger shall be consummated pursuant to the terms and conditions of this Agreement, which has been approved and adopted by the respective boards of directors of FSB and Evans, and become effective as of the date and time specified in (i) the certificate of merger to be filed with the Department of State of the State of  New York and (ii) the articles of merger to be filed with Maryland State Department of Assessments and Taxation.

1.2. Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Covington & Burling LLP, located at 850 Tenth Street, NW, Washington, DC 20001 or by electronic exchange of documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date”).

1.3. Effective Time.

Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur no later than the third Business Day following satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied or waived at the Effective Time).

1.4. Charter.

(a) The articles of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the articles of incorporation of FSB as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.

(b) The certificate of incorporation of Evans in effect immediately prior to the effective time of the Second Merger shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5. Bylaws.

(a) The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of FSB, as the surviving corporation in the Merger, until duly amended or repealed in accordance with its terms and applicable Law.

(b) The bylaws of Evans in effect immediately prior to the effective time of the Second Merger shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6. Directors and Officers.

(a) The directors of Merger Sub in office immediately prior to the Effective Time shall serve as the directors of FSB, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of FSB, as the surviving corporation in the Merger. The officers of Merger Sub in office immediately prior to the Effective Time shall serve as the officers of FSB, as the surviving corporation in the Merger, from and after the Effective Time in accordance with the bylaws of FSB, as the surviving corporation in the Merger.

(b) Subject to the terms herein, including Section 7.15, the directors of Evans in office immediately prior to the effective time of the Second Merger shall serve as the directors of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation.  The officers of Evans in office immediately prior to the effective time of the Second Merger shall serve as the officers of the Surviving Corporation from and after the effective time of the Second Merger in accordance with the bylaws of the Surviving Corporation.

1.7. Bank Merger.

Immediately following the consummation of the Second Merger, FSB Bank, will merge with and into Evans Bank, with Evans Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank”). Following the Bank Merger, the separate existence of FSB Bank shall terminate. The Parties agree that the Bank Merger shall become effective immediately following the effective time of the Second Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, attached as Exhibit B hereto (the “Subsidiary Plan of Merger”).  In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished prior to the filing of applications for regulatory approval of the Bank Merger:  (i) FSB shall cause FSB Bank to approve the Subsidiary Plan of Merger, FSB, as the sole stockholder of FSB Bank, shall approve the Subsidiary Plan of Merger and FSB shall cause the Subsidiary Plan of Merger to be duly executed by FSB Bank and delivered to Evans and (ii) Evans shall cause Evans Bank to approve the Subsidiary Plan of Merger, Evans, as the sole shareholder of Evans Bank, shall approve the Subsidiary Plan of Merger and Evans shall cause the Subsidiary Plan of Merger to be duly executed by Evans Bank and delivered to FSB.  Prior to the Effective Time, FSB shall cause FSB Bank, and Evans shall cause Evans Bank, to execute and file such applicable articles or certificates of merger, and such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Second Merger.

ARTICLE 2 MANNER OF CONVERTING SHARES
2.1. Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Evans, Merger Sub, FSB or the stockholders of any of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a) Each share of capital stock of Evans issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Evans from and after the Effective Time and shall not be affected by the Merger.

(b) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of FSB Common Stock, as the surviving corporation in the Merger.

(c) All shares of FSB Common Stock issued and outstanding immediately prior to the Effective Time that are held by FSB, any FSB Subsidiary, Evans or any Evans Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted (collectively, the “Canceled Shares”)) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(d) Subject to Section 2.2, each share of FSB Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares) shall be converted, at the election of the holder thereof (the “Holder”) in accordance with the procedures set forth in ARTICLE 3, into the right to receive the following consideration from Evans (collectively, the “Merger Consideration”), in each case without interest:

(i) for each share of FSB Common Stock with respect to which an election to receive cash has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (a “Cash Election” and such shares collectively, the “Cash Election Shares”), the right to receive from Evans an amount in cash (the “Cash Consideration”) equal to the Per Share Cash Amount;

(ii) for each share of FSB Common Stock with respect to which an election to receive Evans Common Stock has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (a “Stock Election” and such shares collectively, the “Stock Election Shares”) the right to receive from Evans a number of shares of Evans Common Stock equal to the Exchange Ratio (the “Stock Consideration”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to ARTICLE 3 (collectively, the “Non-Election Shares”), the right to receive from Evans such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(e) All shares of FSB Common Stock, when so converted pursuant to Section 2.1(d) shall automatically be canceled and retired and shall cease to exist, and each Holder of a certificate (a “Certificate”) or book-entry share (a “Book-Entry Share”) registered in the transfer books of FSB that immediately prior to the Effective Time represented shares of FSB Common Stock shall cease to have any rights with respect to such FSB Common Stock other than the right to receive the Merger Consideration in accordance with this ARTICLE 2 and ARTICLE 3, including the right, if any, to receive the Fractional Share Payment together with the amounts, if any, payable pursuant to Section 3.2(d).

(f) At the effective time of the Second Merger, each share of (i) Evans Common Stock issued and outstanding immediately prior to such time shall remain issued and outstanding and shall not be affected by the Second Merger and (ii) FSB Common Stock, as the surviving corporation in the Merger, issued and outstanding immediately prior to such time shall be canceled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

2.2. Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum aggregate amount of Cash Consideration that the Holders shall be entitled to receive pursuant to this ARTICLE 2, shall be equal to the Cash Value.

(b) Within five Business Days after the Closing Date, the Exchange Agent shall effect the allocation among the Holders of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c) Maximum Cash Consideration Undersubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then:
(i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(ii) Non-Electing Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Amount equal to the Cash Value. If less than all of the Non-Electing Shares need to be treated as Cash Election Shares as provided in this clause (ii), then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Non-Electing Shares to Cash Election Shares, and all remaining Non-Electing Shares to Stock Election Shares;

(iii) if all of the Non-Electing Shares are converted to Cash Election Shares under Section  2.2(c)(ii) and the total number of Cash Election Shares times the Per Share Cash Amount is less than the Cash Value, then the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Stock Election Shares into Cash Election Shares (“Reallocated Cash Shares”) such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Cash Shares will be converted into the right to receive the Cash Consideration; and

(iv) the Stock Election Shares that are not Reallocated Cash Shares shall be converted into the right to receive the Stock Consideration.
(d) Maximum Cash Consideration Oversubscribed. If the number of Cash Election Shares times the Per Share Cash Amount is greater than the Cash Value, then:
(i) all Stock Election Shares and all Non-Electing Shares shall be converted into the right to receive the Stock Consideration;
(ii) the Exchange Agent shall convert on a pro rata basis, as described in Section 2.2(f), a sufficient number of Cash Election Shares into Stock Election Shares (“Reallocated Stock 5

Shares”) such that the number of remaining Cash Election Shares times the Per Share Cash Amount equals the Cash Value, and all Reallocated Stock Shares shall be converted into the right to receive the Stock Consideration; and

(iii) the Cash Election Shares that are not Reallocated Stock Shares shall be converted into the right to receive the Cash Consideration.

(e) Maximum Cash Consideration Satisfied. If the number of Cash Election Shares times the Per Share Cash Amount is equal to the Cash Value, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Electing Shares and all Stock Election Shares shall be converted into the right to receive the Stock Consideration.

(f) Pro Rata Reallocations. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(ii) hereof to convert some Non-Electing Shares into Cash Election Shares, each Holder of Non-Election Shares (based upon the number of Non-Election Shares held) shall be allocated a pro rata portion of the total Non-Election Shares so converted, based on the percentage of the total number of Non- Election Shares held by such Holder. In the event that the Exchange Agent is required pursuant to Section 2.2(c)(iii)hereof to convert some Stock Election Shares into Reallocated Cash Shares, each Holder of Stock Election Shares (based upon the number of Stock Election Shares held) shall be allocated a pro rata portion of the total Reallocated Cash Shares, based on the percentage of the total number of Stock Election Shares held by such Holder. In the event the Exchange Agent is required pursuant to Section 2.2(d)(ii) hereof to convert some Cash Election Shares (based upon the number of Cash Election Shares held) into Reallocated Stock Shares, each Holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares, based on the percentage of the total number of Cash Election Shares held by such Holder.

(g) Tax Amendments. If, in the judgment of legal counsel to Evans, the application of the provisions of Section 2.2(c) or 2.2(d) may reasonably create material and adverse tax consequences to Evans, FSB, or FSB’s stockholders, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse consequences, so long as such amendment, removal or mitigation is not prejudicial to the interests of the stockholders of FSB.

2.3. Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and (e), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of FSB Common Stock or securities convertible or exchangeable into or exercisable for shares of FSB Common Stock or the issued and outstanding shares of Evans Common Stock or securities convertible or exchangeable into or exercisable for shares of Evans Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, then, the Merger Consideration (including the Exchange Ratio and the Per Share Cash Amount) shall be equitably and proportionately adjusted, if necessary and without duplication, to give holders of FSB Common Stock the same economic effect as contemplated by this Agreement prior to such events.

2.4. Treatment of FSB Equity Awards.
(a) At the Effective Time, each option granted by FSB to purchase shares of FSB Common Stock under a FSB Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately 6 prior to the Effective Time (a “FSB Stock Option”) shall be canceled and converted into the right to receive from Evans a cash payment equal to the difference, if positive, between the Per Share Cash Amount and the exercise price of the FSB Stock Option.  Any FSB Stock Option with an exercise price that equals or exceeds the Per Share Cash Amount shall be canceled with no consideration being paid to the option holder with respect to such FSB Stock Option. Evans or FSB, as directed by Evans, shall pay or issue the consideration described in this Section 2.4(a) immediately prior, or within five Business Days following the Effective Time. Evans shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration described in this Section 2.4(a) all such amounts as it is required to deduct and withhold under the Internal Revenue Code or any provisions of federal, state, local, or foreign Tax law.

(b) At the Effective Time, each award in respect of a share of FSB Common Stock subject to vesting, repurchase or other lapse restriction granted under a FSB Stock Plan that is either outstanding or subject to a restricted stock unit or other Equity Right (other than a FSB Stock Option) immediately prior to the Effective Time (a “FSB Restricted Stock Award”) shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.1(d) and treating the shares of FSB Common Stock subject to such FSB Restricted Stock Award in the same manner as all other shares of FSB Common Stock for such purposes.

(c) At or prior to the Effective Time, FSB, the board of directors of FSB or its any committee thereof, as applicable, shall adopt any resolutions and take any actions, and cause any actions to be taken, that are necessary, or in the reasonable determination of Evans, advisable to effectuate the provisions of this Section 2.4.

2.5. Treatment of FSB Savings Plan and ESOP.

(a) The right to acquire shares of FSB Common Stock under the FSB Bank 401(k) Savings Plan (“FSB Savings Plan”) is not a FSB Stock Option for purposes of this Agreement.  At the Effective Time, each share of Common Stock held in the FSB Savings Plan shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1(d).

(b) The right to acquire shares of FSB Common Stock under the FSB Bank Employee Stock Ownership Plan (“ESOP”) is not a FSB Stock Option for purposes of this Agreement.  Without limiting Section 7.8 hereof, FSB shall, prior to the Closing and effective as of no later than the day immediately prior to, and contingent upon, the Closing (the “ESOP Termination Date”), adopt such necessary resolutions and amendments to the ESOP to (i) direct the ESOP trustee to deliver a sufficient number of unallocated shares of FSB Common Stock held in the ESOP’s suspense account to FSB to repay any outstanding exempt loan in the ESOP at the Effective Time, and after repayment of the outstanding exempt loan, such remaining unallocated shares of FSB Common Stock shall be allocated to ESOP participants’ accounts in accordance with the ESOP and shall be deemed to be earnings, (ii) provide for treatment of all remaining shares of FSB Common Stock held in the ESOP trust in accordance with Section 2.1 hereof, (iii) provide that no new participants shall be admitted to the ESOP on or after the ESOP Termination Date, (iv) the ESOP shall accept no further contributions except for contributions that have been accrued, or that are to made in the ordinary course, prior to the ESOP Termination Date on behalf of participants in the ESOP, (v) fully vest all participants whose account balances had not previously been distributed in full, (vi) that the ESOP shall be terminated as of the ESOP Termination Date, and (vii) that no benefit distributions shall be made from the ESOP before the IRS issues a favorable determination letter with respect to the tax-qualified status of the ESOP on termination, except that distributions from the ESOP may be made earlier if required by law or upon the occurrence of the ESOP participant’s retirement, death, disability or termination of employment or any other event, other than plan termination, that requires a distribution from the ESOP. The form and substance of such resolutions and amendments shall be subject to the prior reasonable review and approval of Evans, and FSB shall deliver to Evans an executed copy of such resolutions and amendments as soon as reasonably practical following their adoption and shall fully comply with such resolutions and amendments.

2.6. Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Evans Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Evans shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Evans.  Notwithstanding any other provision of this Agreement, each Holder who would otherwise have been entitled to receive a fraction of a share of Evans Common Stock pursuant to the Merger (after taking into account all Certificates or Book-Entry Shares delivered by such Holder) shall receive, in lieu thereof, a cash payment, rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Evans Common Stock that such Holder would otherwise have been entitled to receive pursuant to Section 2.1(d) by (ii) the Average Closing Price (the “Fractional Share Payment”).

ARTICLE 3 EXCHANGE OF SHARES
3.1. Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each Holder shall have the right, subject to the limitations set forth in this ARTICLE 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election”) (i) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election, (ii) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election, or (iii) the number of shares of FSB Common Stock owned by such Holder with respect to which such Holder makes no election.

(b) Evans shall prepare a form reasonably acceptable to FSB (the “Form of Election”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.

(c) Prior to the Mailing Date, Evans shall appoint an exchange agent reasonably acceptable to FSB (the “Exchange Agent”), for the purpose of receiving Elections and exchanging shares of FSB Common Stock represented by Certificates or Book Entry Shares for Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement”). The Form of Election and instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for the Merger Consideration shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Closing Date or on such other date as Evans and FSB shall mutually agree (the “Mailing Date”) to each Holder of record of a Certificate or Book Entry Shares. Holders who hold shares of FSB Common Stock as nominees, trustees or in other representative capacities may submit a Form of Election for each beneficial owner, provided, that each such Form of Election covers all the shares of FSB Common Stock held by each such representative for a particular beneficial owner. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, a Form of

Election and related transmittal materials properly completed and validly executed. As used herein, unless otherwise agreed in advance by Evans and FSB, “Election Deadline” means 5:00 p.m., Eastern Time, on the date that is five Business Days prior to the anticipated Closing Date. Evans shall issue a press release announcing the date of the Election Deadline not more than 15 Business Days before, and at least five Business Days prior to, the Election Deadline.

(d) Any Holder may, at any time prior to the Election Deadline, change or revoke his, her or its Election only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election or by withdrawal prior to the Election Deadline of his, her or its Certificates or Book Entry Shares, or of the guarantee of delivery of such Certificates or Book Entry Shares, or any documents, previously deposited with the Exchange Agent. In the event a Form of Election is revoked prior to the Election Deadline, unless a subsequent properly completed Form of Election together with the revoking Holder’s Certificates or Book Entry Shares and related transmittal materials is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of FSB Common Stock represented by such revoked Form of Election shall become Non-Electing Shares and Evans shall cause the Certificates or Book Entry Shares to be promptly returned without charge to the Holder revoking such prior Election. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of FSB Common Stock (neither Evans nor FSB nor the Exchange Agent being under any duty to notify any Holder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of FSB Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares, unless a proper Election is thereafter timely made with respect to such shares. Any shares of FSB Common Stock with respect to which the Exchange Agent has not received an effective, properly completed and validly executed Form of Election, together with the Certificates or Book Entry Shares and related transmittal materials on or before the Election Deadline shall also be deemed Non-Electing Shares.

(e) Subject to the terms of the Exchange Agent Agreement, Evans, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of certificates or, at the option of Evans, evidence of shares in book-entry form (collectively referred to as “Evans Certificates”) representing the number of shares of Evans Common Stock into which shares of FSB Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of FSB Common Stock converted into the right to receive the Cash Consideration and Fractional Share Payment.

3.2. Exchange Procedures.

(a) Deposit of Merger Consideration.  At the Effective Time, Evans shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the Holders, for exchange in accordance with this ARTICLE 3, (i) Evans Certificates for shares of Evans Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration, (B) any Fractional Share Payment, to the extent then determinable, and (C), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.2(d) (collectively, the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Evans, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration and other amounts payable to the Holders. Any interest and other income resulting from such investments shall be paid to Evans.  Evans shall instruct the Exchange Agent to timely pay the Merger Consideration and the Fractional Share Payment, dividends or distributions, if any, in accordance with this Agreement.

(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time and in any event not later than five Business Days following the Effective Time, the Exchange Agent shall mail to each Holder who was, immediately prior to the Effective Time, a Holder of record of one or more Certificates (and Book-Entry Share, if required by the Exchange Agent or at the request of Evans) representing Non-Election Shares, a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, if applicable, shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, if applicable, and instructions for surrendering the Certificates or Book-Entry Shares, if applicable, to the Exchange Agent  in exchange for the consideration for which such person may be entitled pursuant to ARTICLE 2 and this ARTICLE 3 (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares). After completion of the allocation procedure set forth in Section 2.2 and upon proper surrender of a Certificate or Book-Entry Shares, if applicable, for exchange and cancellation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, which the Holder shall receive (i) the Stock Consideration in non-certificated book-entry form which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement and/or (ii) a check representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement, (B) any  Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled.  No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c) Share Transfer Books. At the Effective Time, the share transfer books of FSB shall be closed, and thereafter there shall be no further registration of transfers of shares of FSB Common Stock. From and after the Effective Time, Holders who held shares of FSB Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of FSB Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration (and any Fractional Share Payment) provided in this Agreement in exchange therefor, subject, however, to the Evans’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by FSB in respect of such shares of FSB Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any) pursuant to Section 3.2(d) with respect to the shares of FSB Common Stock formerly represented thereby.

(d) Dividends with Respect to Evans Common Stock. No dividends or other distributions declared with respect to Evans Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Evans Common Stock issuable with respect to such Certificate or Book-Entry Shares in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Evans Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Evans Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Evans Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Evans, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Evans Common Stock) to which they are entitled under this Agreement shall thereafter look only to Evans and the Surviving Corporation for payment of their claims with respect thereto.

(f) No Liability. None of Evans, FSB, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Shares from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such Holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Withholding Rights. Each and any of Evans, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, the Fractional Share Payment, cash dividends or distributions payable pursuant to Section 3.2(d) or any other cash amounts otherwise payable pursuant to this Agreement to any Person such amounts or property (or portions thereof) as Evans, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Regulatory Authority by Evans, the Surviving Corporation, or the Exchange Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Evans, the Surviving Corporation, or the Exchange Agent, as applicable.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any Fractional Share Payment and dividend or distributions to which the Holder thereof is entitled pursuant to this Agreement.

(i) Change in Name on Certificate. If any Evans Certificate representing shares of Evans Common Stock is to be issued in a name other than that in which the Certificates or Book-Entry Shares surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the

Certificates or Book-Entry Shares so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent or Evans in advance any transfer or other similar Taxes required by reason of the issuance of a Evans Certificate representing shares of Evans Common Stock in any name other than that of the registered Holder of the Certificates or Book-Entry Shares surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FSB

Except as Previously Disclosed, FSB hereby represents and warrants to Evans as follows:

4.1. Organization, Standing, and Power.

(a) Status of FSB.  FSB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, is authorized under the Laws of the State of Maryland to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  FSB is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.  FSB is a bank holding company duly registered with the Federal Reserve under the BHC Act .  True, complete and correct copies of the articles of incorporation of FSB and the bylaws of FSB, each as in effect as of the date of this Agreement, have been delivered or made available to Evans.

(b) Status of FSB Bank.  FSB Bank is a direct, wholly owned Subsidiary of FSB, is duly organized, and validly existing under the Laws of the State of New York, is authorized under the Laws of the State of New York to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  FSB Bank is authorized by the New York State Department of Financial Services (“NYDFS”) to engage in the business of banking as a New York-chartered savings bank. FSB Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB or FSB Bank.  True, complete and correct copies of the organization certificate and bylaws of FSB Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Evans.

4.2. Authority of FSB; No Breach By Agreement.

(a) Authority.  FSB has the corporate power and authority necessary to execute, deliver, and, other than with respect to the Merger, perform this Agreement, and with respect to the Merger, upon the approval of this Agreement and the Merger by the affirmative vote of at least a majority of the outstanding shares of FSB entitled to vote on this Agreement and the Merger as contemplated by Section 7.1 (the “FSB Stockholder Approval”) and receipt of Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of FSB and FSB Bank (including, approval by, and a determination by all of the members of the boards of directors of FSB and FSB Bank that this Agreement and the Subsidiary Plan of

Merger are advisable and in the best interests of FSB’s and FSB Bank’s stockholders and directing the submission of this Agreement to a vote at a meeting of stockholders), subject to the FSB Stockholder Approval and receipt of Requisite Regulatory Approvals.  This Agreement has been duly executed and delivered by FSB. Subject to the FSB Stockholder Approval and receipt of Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by Evans, this Agreement represents a legal, valid, and binding obligation of FSB, enforceable against FSB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions”).

(b) No Conflicts. Subject to the receipt of the FSB Stockholder Approval and the receipt of Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by FSB, nor the consummation by FSB of the transactions contemplated hereby, nor compliance by FSB with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FSB’s articles of incorporation, bylaws or other governing instruments, or the organization certificate, bylaws or other governing instruments of FSB Bank and any other FSB Entity or any resolution adopted by the board of directors or the stockholders of any FSB Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x) materially violate any Law applicable to any FSB Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under, or result in the creation of any Lien upon any of the respective Assets of any FSB Entity under any of the terms, conditions or provisions of any Contract or Permit of any FSB Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts, or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of Nasdaq, NYSE, the MGCL, the NYBCL, the New York State Banking Law, the BHC Act, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by FSB or FSB Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, FSB is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d) FSB Debt. FSB has no debt that is secured by FSB Bank capital stock.
4.3. Capitalization of FSB.

(a) Ownership.  The authorized capital stock of FSB consists of (i) 50,000,000 shares of FSB Common Stock, $0.01 par value per share and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share.  As of the close of business on December 16, 2019, (i) 1,940,661 shares of FSB Common Stock (excluding treasury shares) were issued and outstanding and (ii) no shares of FSB Common Stock were held by FSB in its treasury, (iii) 71,100 shares of FSB Common Stock were granted in respect of outstanding FSB Restricted Stock Awards granted under the FSB Stock Plans, (iv) 172,080 shares of FSB Common Stock reserved for issuance upon the exercise of outstanding FSB Stock Options granted under the FSB Stock Plans, (v) 64,262 shares of FSB Common Stock were held by the trust for the ESOP, of which 30,463 shares are unallocated and held in the suspense account and 33,799 shares are allocated and held in participant accounts, (vi) 11,990 shares of FSB Common Stock were held by the trust for the FSB Savings Plan, and (vii) no shares of FSB preferred stock were issued and outstanding or held by FSB in its treasury. As of the Effective Time, no more than (A) 2,112,741 shares of FSB Common Stock will be issued and outstanding (excluding treasury shares), (B) no shares of FSB Common Stock will be held by FSB in its treasury, and (C) no shares of FSB preferred stock will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of FSB are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of FSB has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of FSB.

(c) Outstanding Equity Rights. Other than the Equity Rights of FSB, issued prior to the date of this Agreement and set forth in Section 4.3(a), there are no (i) existing Equity Rights with respect to the securities of FSB or FSB Bank, (ii) Contracts under which FSB or FSB Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of FSB, (iii) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which FSB is a party or of which FSB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of FSB, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of FSB may vote.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of FSB may vote are issued or outstanding.  There are no Contracts pursuant to which any FSB Entity is or could be required to register shares of FSB’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any FSB Entity.  No FSB Subsidiary is a holder of record or beneficially owns any capital stock of FSB.

4.4. FSB Subsidiaries.

(a) FSB has no direct or indirect Subsidiaries nor owns any equity interests in any other Person, other than FSB Bank and the entities set forth in Section 4.4(a)(i) of FSB’s Disclosure Memorandum and indirect ownership through FSB Bank of the entities set forth in Section 4.4(a)(ii) of FSB’s Disclosure Memorandum.  The authorized capital stock of FSB Bank consists of 1,000 shares of common stock, par value $1.00 per share (the “FSB Bank Common Stock”), and 1,000 shares of FSB Bank Common Stock are outstanding as of the date of this Agreement. All of the outstanding shares of FSB Bank Common Stock are directly and beneficially owned and held by FSB.  FSB or FSB Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the FSB Subsidiaries.  No capital stock (or other equity interest) of a FSB Subsidiary is or may become required to be issued (other than to another FSB Entity) by reason of any Equity Rights, and there are no Contracts by which a FSB Subsidiary is bound to issue (other than to another FSB Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any FSB Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of a FSB Subsidiary (other than to another FSB Entity).  There are no Contracts relating to the rights of any FSB Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of a FSB Subsidiary.  All of the shares of capital stock (or other equity interests) of each FSB Subsidiary held by a FSB Entity are fully paid under the Laws of the applicable jurisdiction of formation and are owned by the FSB Entity free and clear of any Lien.    Each FSB Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of FSB Bank and each other FSB Subsidiary are duly and validly issued and outstanding and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  None of the outstanding shares of capital stock of FSB Bank and each other FSB Subsidiary has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past stockholders of the FSB Bank and each other FSB Subsidiary. The deposits in FSB Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”)through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of FSB, threatened.

(c) Outstanding Equity Rights. There are no (i) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which any FSB Subsidiary is a party or of which FSB is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of any FSB Entity, or (ii) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of any FSB Subsidiary may vote.

4.5. Regulatory Reports.

(a) FSB’s Reports.  FSB has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016.  FSB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(b) FSB’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any FSB Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “FSB SEC Reports”) is publicly available. No such FSB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all FSB SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of FSB has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the FSB SEC Reports.

(c) FSB Bank’s Reports.  Since December 31, 2016, FSB Bank has duly filed with the NYDFS, FDIC, and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any FSB Entity and

(ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any FSB Entity.
4.6. Financial Matters.

(a) Financial Statements.  The FSB Financial Statements included or incorporated by reference in the FSB SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the FSB Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the FSB Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity and cash flows of the FSB Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments.  The consolidated FSB Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of FSB as of the respective dates set forth therein and the results of operations, stockholders’ equity and cash flows of FSB for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Call Reports.  The Call Reports of FSB Bank for the periods ended September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of FSB Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The Call Reports of FSB Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of FSB Bank as of the respective dates set forth therein and the results of operations and stockholders’ equity of FSB Bank for the respective periods set forth therein, subject to year-end adjustments.

(c) Systems and Processes. Each of FSB and FSB Bank has in place sufficient systems and processes that are customary for a financial institution the size of FSB and FSB Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the FSB Financial Statements and FSB Bank’s financial statements, including the Call Reports, (ii) in a timely manner accumulate and communicate to FSB and FSB Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in FSB Financial Statements and FSB Bank’s financial statements, including the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to FSB and FSB Bank’s Assets is permitted only in accordance with management’s authorization and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals.  Since December 31, 2016, neither FSB nor FSB Bank nor, to FSB’s Knowledge, any Representative of any FSB Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of FSB Financial Statements, the FSB Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any FSB Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any FSB Entity has engaged in questionable accounting or auditing practices. No attorney representing any FSB Entity, whether or not employed by any FSB Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by FSB or any of its officers, directors or employees to the board of directors of FSB or FSB Bank or any committee thereof or to any director or officer of FSB or FSB Bank. To FSB’s Knowledge, there has been no instance of fraud by any FSB Entity, whether or not material.

(d) Records. The records, systems, controls, data and information of the FSB Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the FSB Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.  FSB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the FSB Financial Statements and to ensure that information relating to the FSB Entities is made known to the chief executive officer, chief financial officer or other members of executive management of FSB by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of FSB and the FSB Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and that receipts and expenditures of FSB are being made only in accordance with authorizations of management and directors of FSB and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of FSB’s Assets that could have a material effect on its financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FSB’s outside auditors and the audit committee of the board of directors of FSB (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FSB’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in FSB’s internal controls over financial reporting.  To the Knowledge of FSB, there is no reason to believe that FSB’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e) Auditor Independence.  The independent registered public accounting firm engaged to express its opinion with respect to the FSB Financial Statements included in the FSB’s SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, the external auditor for FSB and the FSB Bank has not resigned or been dismissed as a result of or in connection with any disagreements with FSB or FSB Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7. Books and Records.

The Books and Records have been and are being maintained in the Ordinary Course in accordance and compliance in all material respects with all applicable accounting requirements and Laws and are complete and accurate in all material respects to reflect corporate action by FSB, FSB Bank and the other FSB Entities.

4.8. Absence of Undisclosed Liabilities.

No FSB Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of FSB as of September 30, 2019 included in the FSB Financial Statements at and for the period ending September 30, 2019.

4.9. Absence of Certain Changes or Events.
(a) Since December 31, 2018, there has not been a Material Adverse Effect on FSB.

(b) Since December 31, 2018, (i) the FSB Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any FSB Entity whether or not covered by insurance, (iii) FSB has not made, declared, paid or set aside for payment any dividend or set any record date for or declared or made any other distribution in respect of FSB’s capital stock or other equity interests; (iv) there has not been any change in any FSB Entity’s material Tax or accounting principles, practices or methods or systems of internal accounting controls, except as may be required to conform to changes in Tax Laws or regulatory accounting requirements or GAAP, and (v) there has not been any increase in the compensation payable or that could become payable by any FSB Entity to officers or Key Employees or any amendment of any of the FSB Benefit Plans other than increases or amendments in the Ordinary Course.

4.10. Tax Matters.

(a) All FSB Entities have timely filed with the appropriate Taxing authorities all income and other material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns filed by or with respect to the FSB Entities are correct and complete in all material respects.  None of the FSB Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the FSB Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the FSB Entities.  No claim has been made in the last six years in writing by an authority in a jurisdiction where any FSB Entity does not file a Tax Return that such FSB Entity may be subject to a material amount of Taxes by that jurisdiction.

(b) None of the FSB Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any FSB Entity or the Assets of any FSB Entity.  None of the FSB Entities has waived any statute of limitations in respect of any Taxes.

(c) Each FSB Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471, 1472, 3402 and 3406 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each FSB Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such FSB Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the FSB Entities in filing their Tax Returns.

(e) None of the FSB Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the FSB Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the FSB Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FSB) or has any Tax Liability of any Person under Treasury Regulations Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which FSB is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the FSB Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the FSB Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g) Each FSB Benefit Plan, employment agreement, or other compensation arrangement of FSB that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written and operated in compliance with Section 409A of the Internal Revenue Code and the regulations thereunder and in compliance, in all material respects, with the terms of such plan, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No FSB Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All FSB Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each FSB Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h) None of the FSB Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the FSB Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

4.11. Assets.

Each FSB Entity has good and marketable title to those Assets reflected in the most recent FSB Financial Statements as being owned by such FSB Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens”).  FSB is the fee simple owner of all owned real property and the lessee of all leasehold estates reflected in the most recent FSB Financial Statements, free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be owned or leased thereunder, as applicable, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of FSB, the lessor.  There are no pending or, to the Knowledge of FSB, threatened condemnation or eminent domain proceedings against any real property that is owned or leased by FSB.  The FSB Entities own or lease all properties as are necessary to their operations as now conducted and no Person has any option or right to acquire or purchase any ownership interest in the owned real property or any portion thereof.

4.12. Intellectual Property; Privacy.

(a) Each FSB Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such FSB Entity as it is currently conducted.  Each FSB Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such FSB Entity in connection with its business operations, and such FSB Entity has the right to convey by sale or license any Intellectual Property so conveyed.  No FSB Entity is in Default under any of its Intellectual Property licenses.  No proceedings have been instituted, or are pending or to the Knowledge of FSB threatened, which challenge the rights of any FSB Entity with respect to Intellectual Property used, sold or licensed by such FSB Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property.  The conduct of the business of each FSB Entity and the use of any Intellectual Property by each FSB Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other person.  No Person has asserted to FSB in writing that any FSB Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person.

(b) (i) The computer, information technology and data processing systems, facilities and services used by the FSB Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of the FSB Entities as currently conducted and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the FSB Entities as currently conducted.  To FSB’s Knowledge, no third party or Representative has gained unauthorized access to any Systems owned or controlled by any FSB Entity, and the FSB Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each FSB Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the FSB Entities in all material respects. Each FSB Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(c) Each FSB Entity has (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of the personal data or information of customers or other individuals (“Personally Identifiable Information”) and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personally Identifiable Information and (ii) taken commercially reasonable measures to ensure that all Personally Identifiable Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.  To FSB’s Knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such Personally Identifiable Information by any FSB Entity or any other Person.
4.13. Environmental Matters.
(a) Each FSB Entity, its Participation Facilities, and its Operating Properties are, and have been since December 31, 2016, in compliance, in all material respects, with all Environmental Laws.

(b) Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB, there is no Litigation pending or, to the Knowledge of FSB, threatened before any court, governmental agency, or authority or other forum in which any FSB Entity or any of its Operating Properties or Participation Facilities (or FSB in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any FSB Entity or any of its Operating Properties or Participation Facilities, nor is there any reasonable basis for any Litigation of a type described in this sentence. No FSB Entity is subject to any Order imposing any liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

4.14. Compliance with Laws.

(a) Each FSB Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would, reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. There has occurred no Default under any such Permit and to the Knowledge of FSB no suspension or cancellation of any such Permit is threatened.  None of the FSB Entities:

(i) is in Default under any of the provisions of its articles of incorporation or bylaws (or other governing instruments);
(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2016, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any FSB Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or in troubled condition.

(b) Each FSB Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c) Since December 31, 2016, each director, officer, stockholder, manager, and employee of the FSB Entities that has been engaged at any time in the development, use or operation of the FSB Entities and their respective Assets, and to FSB’s Knowledge, each Independent Contractor, is and has been in compliance in all material respects with all applicable Law relating to the development, use or operation of the FSB Entities and their respective Assets.  No proceeding or notice has been filed, given, commenced or, to the Knowledge of FSB, threatened against any of the FSB Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Law.

(d)  Since December 31, 2016, FSB Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(e) Since December 31, 2016, each FSB Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any FSB Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB. Since December 31, 2016, no FSB Entity nor, to FSB’s Knowledge, any director, officer, or employee of any FSB Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB.

(f) Since December 31, 2009, none of the FSB Entities, or to FSB’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any FSB Entity has, directly or indirectly, (i) used any funds of any FSB Entity for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of any FSB Entity, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other Assets of any FSB Entity, (v) made any fraudulent entry on the Books and Records of any FSB Entity, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for any FSB Entity, to pay for favorable treatment for business secured or to pay for special concessions already obtained for any FSB Entity, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department (vii) violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws”) in any material respect, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any FSB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of FSB, threatened. Each FSB Entity has been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each FSB Entity has established and maintained a system of internal controls designed to ensure compliance by the FSB Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(g) As of the date hereof, FSB, and FSB Bank are “well-capitalized” and “well managed” (as those terms are defined in the relevant regulation of the institution’s primary bank regulator).

(h) All of the deposits held by FSB Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (a) all applicable policies, practices and procedures of FSB Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed persons requirements.

4.15. Community Reinvestment Act Performance.

FSB Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and FSB has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in FSB Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16. Labor Relations.

(a) No FSB Entity is the subject of any pending or, to the Knowledge of FSB, threatened Litigation asserting that it or any other FSB Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other FSB Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment.  No FSB Entity, predecessor, or Affiliate of a FSB Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to FSB’s relationship or dealings with its employees, any labor organization or any other employee representative, and no FSB Entity or Affiliate of a FSB Entity is currently negotiating any collective bargaining agreement.  To the Knowledge of FSB, since December 31, 2016, there has not been any attempt by any FSB Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any FSB Entity. The employment of each employee of FSB Entity are terminable at will by the relevant FSB Entity without any penalty, liability or severance obligation incurred by any FSB Entity.

(b) Section 4.16(b) of FSB’s Disclosure Memorandum separately sets forth all of FSB’s employees, including for each such employee: name, job title, hire date, full- or part-time status, Fair Labor Standards Act designation, work location (identified by street address), current compensation paid or payable, all wage arrangements, fringe benefits (other than employee benefits applicable to all employees, which benefits are set forth on Section 4.17(a) of FSB’s Disclosure Memorandum), bonuses, incentives, or commissions paid in 2017, 2018 and 2019, and, as applicable visa and Green Card application status.  To FSB’s Knowledge, no employee of any FSB Entity is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such employee’s duties.    No Key Employee of any FSB Entity has provided written notice to a FSB Entity of his or her intent to terminate his or her employment with the applicable FSB Entity as of the date hereof, and, as of the date hereof, to FSB’s Knowledge, no Key Employee intends to terminate his or her employment with FSB before Closing.

(c) Section 4.16(c) of FSB’s Disclosure Memorandum contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each individual who has provided personal services to any FSB Entity as an independent contractor, consultant, freelancer or other service provider (collectively,

“Independent Contractors”) during 2018 or 2019 involving the payment of more than $25,000 per annum.  A copy of each Contract relating to the services provided by any such Independent Contractor to a FSB Entity has been made available to Evans prior to the date hereof.  The FSB Entities have no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any Independent Contractor.  The FSB Entities have properly classified, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the FSB Entities at any point.  The engagement of each Independent Contractor of each FSB Entity is terminable at will by the relevant FSB Entity without any penalty, liability or severance obligation incurred by any FSB Entity.

(d) The FSB Entities have no “leased employees” within the meaning of Internal Revenue Code Section 414(n).

(e) Each of the FSB Entities is and at all times has been in material compliance with all Law governing the employment of labor and the withholding of taxes, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation and the collection and payment of withholding or Social Security taxes and similar taxes.

(f) There have not been any wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any FSB Entity since December 31, 2016, nor, to FSB’s Knowledge, are there any such claims or charges currently threatened by any employee of any FSB Entity. To FSB’s Knowledge, there are no governmental investigations open with or under consideration by the United States Department of Labor (“DOL”), Equal Employment Opportunity Commission, or any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g) To the Knowledge of FSB, all of the FSB Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Each FSB Entity has a Form I-9 (Employment Eligibility Verification) for each of its employees, and each such Form I-9 has since been updated as required by applicable Legal Provisions, and is correct and complete in all material respects as of the date hereof.  Each individual who renders services to any FSB Entity is properly classified as having the status of an employee or independent contractor or other non-employee status (including for purposes of taxation and Tax reporting and under FSB Benefit Plans).

(h) Since December 31, 2016 none of the FSB Entities has implemented any plant closing or mass layoff, as defined under the WARN Act, without providing notice in accordance with the WARN Act, and no such actions are currently contemplated, planned or announced.

4.17. Employee Benefit Plans.

(a) FSB has made available to Evans prior to the execution of this Agreement, true and correct copies of each Employee Benefit Plan (including all amendments thereto) and each employment agreement (excluding offer letters on FSB’s standard form that provide for employment at-will without any rights to severance or change in control compensation or benefits), that has been adopted, maintained, sponsored in whole or in part by, or contributed to or required to be contributed to by any FSB Entity or FSB ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which FSB or any FSB ERISA Affiliate has or may have any obligation or Liability (each, a “FSB Benefit Plan”).  For the avoidance of doubt, the term “FSB Benefit Plans” includes plans, programs, policies, and arrangements sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, Independent Contractors, or other beneficiaries of the FSB Entity or any of its affiliates are eligible to participate.  Section 4.17(a) of FSB’s Disclosure Memorandum has a complete and accurate list of all FSB Benefit Plans.  No FSB Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. FSB has made available to Evans prior to the execution of this Agreement (i) all trust agreements or other funding arrangements for all FSB Benefit Plans, (ii) all determination letters, opinion letters, information letters or advisory opinions issued by the IRS, the DOL or the Pension Benefit Guaranty Corporation (“PBGC”) since December 31, 2016, (iii) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any FSB Benefit Plan for the current plan year and the preceding plan year, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) any correspondence with the DOL, IRS, PBGC, or any other Regulatory Authority regarding a FSB Benefit Plan since December 31, 2016, (vi) the most recent actuarial valuations of FSB Benefit Plans, and (vii) any other material agreements that insure or implement the FSB Benefit Plans, including any agreement with the ESOP Trustees or Savings Plan Trustees. Other than the FSB Savings Plan, no FSB Benefit Plan includes a Code Section 401(k) deferral feature.

(b) Each FSB Benefit Plan is and has been maintained in compliance in all material respects with the terms of such FSB Benefit Plan, and in compliance in all material respects with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No FSB Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each FSB Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the FSB Benefit Plan and on which such FSB Benefit Plan is entitled to rely.  Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such FSB Benefit Plan.  Within the past three years, no FSB Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any FSB Benefit Plan.  All assets of each FSB Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.  Other than the ESOP, the FSB Stock Plans, and the FSB Savings Plan, no assets of a FSB Benefit Plan (including any rabbi trust with respect to a FSB Benefit Plan) consist of securities of a FSB Entity. Under the terms of the FSB Savings Plan, no additional shares of a FSB Entity may be purchased on or after the date hereof.

(c) There are no pending, or to FSB’s Knowledge, threatened claims or disputes under the terms of, or in connection with, the FSB Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any FSB Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any FSB Benefit Plan.

(d) Neither FSB nor any Affiliate of FSB has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any FSB Benefit Plan and no prohibited transaction has occurred with respect to any FSB Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax under ERISA or the Internal Revenue Code.  No FSB Entity or any FSB Entity committee has breached its fiduciary duty with respect to a FSB Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any FSB Benefit Plan.  To FSB’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not a FSB Entity employee, has breached his or her fiduciary duty with respect to a FSB Benefit Plan, engaged in any non-

exempt prohibited transaction, or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any FSB Benefit Plan.  The treatment of the FSB equity awards as required under Section 2.4 of this Agreement is permitted by applicable Law and the terms of the applicable plan and award agreement.    The treatment of each of the ESOP and the FSB Savings Plan as required under Section 2.4  of this Agreement is permitted by applicable Law and the terms of the applicable plan.

(e) Neither FSB nor any FSB ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) a plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iv) a “multiple employer welfare plan” (within the meaning of or applicable state law); (v) a self-funded health or welfare benefit plan; or (vi) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code).

(f) Each FSB Benefit Plan that is a health or welfare plan has been amended and administered in all material respects in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010.  No FSB Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any FSB Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws and for which the covered individual pays the full cost of coverage.  No Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred with respect to any FSB Benefit Plan and, to the Knowledge of FSB, no circumstance exists which could give rise to such Tax.

(g) All contributions required to be made to any FSB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FSB Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of FSB.

(h) Except as disclosed in Section 4.17(h) of FSB’s Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of any FSB Entity, or result in any (a) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (b) limitation on the right of any FSB Entity to amend, merge, terminate or receive a reversion of assets from any FSB Benefit Plan or related trust, (c) acceleration of the time of payment or vesting of any such payment, right, compensation or benefit, or (d) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the FSB Entities in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.  Section 4.17(h) of FSB’s Disclosure Memorandum sets forth accurate and complete data with respect to each individual who has a contractual right to severance pay or benefits (or increase in severance pay or benefits, including the acceleration of any payment or vesting) triggered by a change in control and the amounts potentially payable to each such individual in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) or as a result of a termination of employment or service, taking into account any contractual provisions relating to Section

280G of the Internal Revenue Code. No FSB Benefit Plan provides for the gross-up or reimbursement of Taxes under Internal Revenue Code Section 4999 or 409A, or otherwise.

(i) There is no loan outstanding between a FSB Benefit Plan and any other Person, other than (i) participant loans from the FSB Savings Plan in accordance with the participant loan policies of the FSB Savings Plan and (ii) the “exempt loans” (within the meaning of Section 4975(d) of the  Internal Revenue Code and the regulations thereunder) to the ESOP that are listed on Section 4.17(i) of FSB’s Disclosure Memorandum (each an “ESOP Loan”).  Section 4.17(i) of FSB’s Disclosure Memorandum sets forth for each ESOP Loan the balance as of the date hereof and all other principal terms.

(j) Each of the ESOP and the employee stock ownership portion of the FSB Savings Plan have at all times been primarily invested in “employer securities” as defined in Internal Revenue Code Section 409(l), and neither the ESOP nor the FSB Savings Plan has ever acquired or held any employer security that was not a “qualifying employer security” as defined in ERISA Section 407(d)(5).  Neither FSB nor any FSB ERISA Affiliate has been subject to any unpaid Tax imposed by Internal Revenue Code Sections 4978 or 4979A.  Any transaction to which the ESOP or the FSB Savings Plan was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Internal Revenue Code, including ERISA Section 3(18). To FSB’s Knowledge, the ESOP Trustees and the Savings Plan Trustees have complied in all material respects with all of the responsibilities and duties imposed on the ESOP Trustees or Savings Plan Trustees, as applicable, in connection with the transactions contemplated by this Agreement, including but not limited to the foregoing’s fiduciary obligations under ERISA.  The terms, provisions, use of the proceeds and repayment of any loan to the ESOP satisfied in all respects the applicable requirements for an “exempt loan” within the meaning of Section 4975(d) of the Internal Revenue Code and the regulations thereunder.

4.18. Material Contracts.

Except as otherwise reflected in the FSB Financial Statements and the FSB SEC Reports, none of the FSB Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, any Contract, (a) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) and that has not been filed as an exhibit to one of the FSB SEC Reports; (b) which prohibits or materially restricts any FSB Entity (or, following consummation of the transactions contemplated by this Agreement, Evans) from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person; (c) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right with respect to any material Assets, or rights of any FSB Entity, taken as a whole, (d) which limits the payment of dividends by any FSB Entity; (e) that relates to the acquisition or disposition of any Person, business or Asset and under which any FSB Entity has or may have a material obligation or liability; (f) between any FSB Entity, on the one hand, and (i) any officer or director of any FSB Entity, or (ii) any (x) record or beneficial owner of five percent or more of the voting securities of any FSB Entity, (y) Affiliate or family member of any such officer, director or record or beneficial owner or (z) any other Affiliate of any FSB Entity, on the other hand, except those of a type available to employees of FSB generally; (g) that provides for indemnification by any FSB Entity of any Person, except for non-material Contracts entered into in the Ordinary Course; (h) with or to a labor union or guild (including any collective bargaining agreement); (i) (i) that relates to the incurrence of indebtedness by any FSB Entity, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the Ordinary Course), or (ii) that provides for the guarantee, support, indemnification, assumption or endorsement by any FSB Entity of, or any similar commitment by any FSB Entity with respect to, the obligations, liabilities or indebtedness of any other Person, in the case of each of clauses (i) and (ii), in the principal amount of $50,000 or more; (j) that is a settlement, consent or similar

Contract and contains any material continuing obligations of any FSB Entity; (k) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by FSB or any of its Subsidiaries on 30 days or less notice without any required payment or other conditions, other than the condition of notice); or (m) any other Contract or amendment thereto that is material to any FSB Entity or their respective business or Assets and not otherwise entered into in the Ordinary Course. Each Contract of the type described in this Section 4.18, whether or not set forth in FSB’s Disclosure Memorandum together with all Contracts referred to in Sections 4.12 and 4.17(a), are referred to herein as the “FSB Contracts.”  With respect to each FSB Contract:  (i) the Contract is legal, valid and binding on a FSB Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions); (ii) no FSB Entity is in Default thereunder; (iii) no FSB Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of FSB, in Default or has repudiated or waived any material provision thereunder.  FSB has made available to Evans true, correct and complete copies of each FSB Contract in effect as of the date hereof.  All of the indebtedness of any FSB Entity for money borrowed is pre-payable at any time by such FSB Entity without penalty or premium.

4.19. Agreements with Regulatory Authorities.

No FSB Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or FSB Bank’s acceptance of brokered deposits (each, whether or not set forth in FSB’s Disclosure Memorandum, a “FSB Regulatory Agreement”), nor has any FSB Entity been advised in writing or, to FSB’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that FSB Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such FSB Regulatory Agreement.

4.20. Investment Securities.

(a) Each FSB Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the FSB SEC Reports and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a FSB Entity. Such securities are valued on the books of FSB in accordance with GAAP.

(b) Each FSB Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FSB believes are prudent and reasonable in the context of their respective businesses, and each FSB Entity has, since December 31, 2016, been in compliance with such policies, practices and procedures in all material respects.

4.21. Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any FSB Entity or for the account of a customer of any FSB Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the FSB Entity party thereto and, to the Knowledge of FSB, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions).  FSB Entities and, to the Knowledge of FSB, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of FSB, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the FSB Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the FSB Entities in accordance with GAAP.

4.22. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of FSB, threatened against any FSB Entity, or against any current or former director, officer or employee of a FSB Entity in their capacities as such or Employee Benefit Plan of any FSB Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any FSB Entity or the Assets of any FSB Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any FSB Entity.  Section 4.22 of FSB’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any FSB Entity is a party.  Section 4.22 of FSB’s Disclosure Memorandum sets forth a list of all Orders to which any FSB Entity is subject.

4.23. Statements True and Correct.

(a) None of the information supplied or to be supplied by any FSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Evans with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Proxy/Prospectus relating to FSB Entities and other portions within the reasonable control of FSB Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Statement/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any FSB Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Prospectus to be mailed to FSB’s stockholders in connection with the FSB Meeting, and any other documents to be filed by a FSB Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy/Prospectus, when first mailed to the stockholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the FSB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Meeting.

4.24. State Takeover Statutes and Takeover Provisions.

FSB has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes”).  No FSB Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of Evans entitled to vote in the election of Evans’s directors.

4.25. Opinion of Financial Advisor.

FSB has received the opinion of Sandler O’Neill & Partners, L.P., which, if initially rendered verbally has been confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the Holders of FSB Common Stock in the Merger is fair, from a financial point of view, to such Holders.  Such opinion has not been amended or rescinded.

4.26. Tax and Regulatory Matters.

No FSB Entity or, to the Knowledge of FSB, any Affiliate thereof has taken or agreed to take any action, and FSB does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27. Loan Matters.

(a) No FSB Entity is a party to any written or oral Loan in which any FSB Entity is a creditor which as of September 30, 2019, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of November 30, 2019, over 90 days or more delinquent in payment of principal or interest.  Except as such disclosure may be limited by any applicable Law, Section 4.27(a) of FSB’s Disclosure Memorandum sets forth a true, correct and complete list of all of the Loans of the FSB Entities that, as of September 30, 2019 had an outstanding balance of $50,000 or more and were (i) on a non-accrual status or (ii) classified by FSB as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid and enforceable Liens which have been perfected, and each such Lien is assignable and has the priority described in such note, agreement or other evidence of indebtedness, and (iii) is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).  The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a FSB Entity and are complete and correct in all material respects.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, FSB’s  written underwriting standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any FSB Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) (i) Section 4.27(e) of FSB’s Disclosure Memorandum sets forth a list of all Loans as of November 30, 2019 by FSB to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O”)) of any FSB Entity, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Section 4.27(f) of FSB’s Disclosure Memorandum sets forth a list of all Loans as of November 30, 2019 (i) as to which any FSB Entity has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with FSB’s written policies for Loan pricing in effect as of the date of this Agreement.

(g) No FSB Entity is now nor has it ever been since December 31, 2016, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Since December 31, 2016, each FSB Entity has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by a FSB Entity satisfied in all material respects (i) all applicable Laws for the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, as applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval, (ii) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between a FSB Entity and any Regulatory Authority, loan investor or insurer, (iii) the applicable Laws, guidelines, procedures, handbooks and other requirements of any Regulatory Authority, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents for each such mortgage loan, in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i) Since December 31, 2016, no FSB Entity has engaged in, or, to the Knowledge of FSB, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by any FSB Entity has engaged in, directly or indirectly (i) any foreclosures in violation of any applicable Law, including the Servicemembers Civil Relief Act, or in breach of any binding regulatory agreement, or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(j) All guarantees of indebtedness owed to any FSB Entity, including the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable according to its terms.

4.28. Allowance for Loan and Lease Losses.

The allowance for loan and lease losses (“ALLL”) reflected in the FSB Financial Statements was, as of the date of each of the FSB Financial Statements, in compliance with FSB’s existing methodology for determining the adequacy of the ALLL and in compliance in all material respects with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and is adequate.

4.29. Insurance.

Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on FSB, FSB Entities are insured with reputable insurers against such risks and in such amounts as the management of FSB reasonably has determined to be prudent and consistent with industry practice.  The FSB Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof.  Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the FSB Entities, FSB or FSB Bank is the sole beneficiary of such policies.  All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. To FSB’s Knowledge, no FSB Entity has received any written notice of cancellation or non-renewal of any such policies, nor, to FSB’s Knowledge, is the termination of any such policies threatened.

4.30. OFAC; Sanctions.

None of FSB, any FSB Entity or any director or officer or, to the Knowledge of FSB, any Representative or other Person acting on behalf of any FSB Entity (a) engaged in any services (including financial services), transfers of goods, software, or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (“Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any person, entity or organization located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, the list of Specially Designated Nationals of the U.S. Department of the Treasury’s Office of Foreign Assets Control, or by the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) is located, organized or resident in any Sanctioned Country.

4.31. Brokers and Finders.

Except for Sandler O’Neill & Partners, L.P., neither FSB nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.32. Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any FSB Entity, on the one hand, and (a) any officer, director or record or beneficial owner of five percent or more of the voting securities of any FSB Entity, (b) to FSB’s Knowledge, any (i) record or beneficial owner of five percent or more of the voting securities of FSB or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of FSB, on the other hand, except those, in each case, of a type available to employees of FSB generally and, in the case of FSB Bank, that are in compliance with Regulation O and Regulation W of the Federal Reserve (12 C.F.R. Part 223).

4.33. Investment Adviser Subsidiary.

No FSB Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

4.34. No Broker-Dealer Subsidiary.

No FSB Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.35. No Insurance Subsidiary.

No FSB Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.36. No Other Representations and Warranties

(a) Except for the representations and warranties in this ARTICLE 4 FSB does not make any express or implied representation or warranty with respect to the FSB Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FSB hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by FSB in this ARTICLE 4, FSB does not make and has not made any representation to Evans or any of Evans’s Affiliates or Representatives with respect to any oral or written information presented to Evans or any of Evans’s Affiliates or Representatives in the course of their due diligence investigation of FSB (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Evans acknowledges and agrees that FSB has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF Evans AND MERGER SUB

Except as Previously Disclosed, Evans and Merger Sub hereby represent and warrant to FSB as follows:

5.1. Organization, Standing, and Power.

(a) Status of Evans and Merger Sub.    Evans is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New York, is authorized under the Laws of the State of New York to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, is authorized under the Laws of the State of Maryland to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Each of Evans and Merger Sub is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions in which its ownership of Assets or conduct of business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.  Evans is a bank holding company duly registered with the Federal Reserve under the BHC Act and has elected to be, and qualifies as, a financial holding company under the BHC Act.  True, complete and correct copies of the certificate of incorporation of Evans and the bylaws of Evans as in effect as of the date of this Agreement, have been delivered or made available to FSB.

(b) Status of Evans Bank.    Evans Bank is a direct, wholly owned Subsidiary of Evans, is duly organized, validly existing and in good standing under the Laws of the United States of America, is authorized under the Laws of the United States of America to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted.  Evans Bank is authorized by the Office of the Comptroller of the Currency (“OCC”) to engage in the business of banking as a national banking association. Evans Bank is in good standing in each jurisdiction in which its ownership of Assets or conduct of business requires such qualification except where failure to be so qualified has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans or Evans Bank.  True, complete and correct copies of the articles of association and bylaws of Evans Bank, each as in effect as of the date of this Agreement, have been delivered or made available to FSB.

5.2. Authority of Evans and Merger Sub; No Breach By Agreement.

(a) Authority.    Each of Evans and Merger Sub has the corporate power and authority necessary to execute, deliver, and upon receipt of Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Evans and Merger Sub (including, approval by, and a determination by all of the members of the board of directors of Evans that this Agreement is advisable and in the best interests of Evans’s shareholders and approval by, and a determination by all of the members of the board of directors of Merger Sub that this Agreement is advisable and in the best interests of Merger Sub’s shareholders, and approval, by Evans as Merger Sub’s sole shareholder, of this Agreement at a duly held meeting or by unanimous written consent), subject to the receipt of Requisite Regulatory Approvals.  This Agreement has been duly executed and delivered by Evans.  Subject to the receipt of Requisite Regulatory Approvals, and assuming the due authorization, execution and delivery by FSB, this Agreement represents a legal, valid, and binding obligation of Evans and Merger Sub, enforceable against Evans and Merger Sub in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions).

(b) No Conflicts. Subject to the receipt of Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by Evans and Merger Sub, nor the consummation by Evans and Merger Sub of the transactions contemplated hereby, nor compliance by Evans and Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Evans’s certificate of incorporation, bylaws or other governing instruments, Merger Sub’s certificate of incorporation, bylaws or other governing instruments, or the articles of incorporation or association, bylaws or other governing instruments of Evans Bank and any other Evans Entity or any resolution adopted by the board of directors or the shareholders of any Evans Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (x)

materially violate any Law applicable to any Evans Entity or any of their respective Assets or (y) violate, conflict with, constitute or result in a Default under, or result in the creation of any Lien upon any of the respective Assets of any Evans Entity under any of the terms, conditions or provisions of any Contract or Permit of any Evans Entity or under which any of their respective Assets may be bound, except in the case of clause (y) above where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.

(c) Consents. Other than in connection or compliance with the provisions of the Securities Laws (including the filing and declaration of effectiveness of the Registration Statement), applicable state corporate and securities Laws, the rules of NYSE, Nasdaq, the NYBCL, the MGCL, the BHC Act, the New York State Banking Law, and the Requisite Regulatory Approvals, no notice to, filing with, or Consent of, any Regulatory Authority or any third party is necessary for the consummation by Evans, Merger Sub or Evans Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Evans is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3. Capitalization of Evans.

(a) Ownership.   The authorized capital stock of Evans consists of 10,000,000 shares of Evans Common Stock, $0.50 par value per share.  As of the close of business on December 16, 2019, (i) 4,923,754 shares of Evans Common Stock (excluding treasury shares) were issued and outstanding, (ii) 310 shares of Evans Common Stock were held by Evans in its treasury, (iii) 39,811 shares of Evans Common Stock were granted in respect of outstanding Evans Restricted Stock Awards and (iv) 141,001 shares of Evans Common Stock reserved for issuance upon the exercise of outstanding Evans Stock Options. As of the Effective Time, no more than (A) 4,940,000  shares of Evans Common Stock will be issued and outstanding (excluding treasury shares) and (B) an insignificant number of shares of Evans Common Stock will be held by Evans in its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Evans and Merger Sub are duly authorized and validly issued and outstanding, and are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the outstanding shares of capital stock of Evans has been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the current or past  shareholders of Evans.

(c) Outstanding Equity Rights. Other than the Equity Rights of Evans, issued prior to the date of this Agreement and set forth in Sections 5.3(a), as of the date hereof there are no (i) existing Equity Rights with respect to the securities of Evans, Merger Sub or Evans Bank, (ii) Contracts under which Evans, Merger Sub or Evans Bank are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Evans, (iii) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which Evans, Merger Sub is a party or of which Evans is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Evans, or (iv) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholders of Evans may vote.

(d) Voting Debt. No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Evans or Merger Sub may vote are issued or outstanding.  There are no Contracts pursuant to which Evans or any Evans Entity is or could be required to register shares of Evans’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of any Evans Entity. No Evans Subsidiary is a holder of record or beneficially owns any capital stock of Evans.
5.4. Evans Subsidiaries.

Evans or Evans Bank owns all of the issued and outstanding shares of capital stock (or other equity interests) of the Evans Subsidiaries.  The deposits in Evans Bank are insured by the FDIC through the Deposit Insurance Fund to the maximum amount permitted by applicable Law and all premiums and assessments required to be paid in connection therewith have been paid when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Evans, threatened.  Each Evans Subsidiary is duly organized, validly existing and in good standing under the Laws of the State of its organization, is authorized under applicable Laws to engage in its business as now conducted and otherwise has the corporate (or comparable) power and authority to own or lease all of its Assets and to conduct its business in the manner in which its business is now being conducted.

5.5. Regulatory Reports.

(a) Evans’s Reports.  Evans has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law and the requirements of the applicable Regulatory Authority, since December 31, 2016.  Evans is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(b) Evans’s SEC Reports. An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Evans Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since December 31, 2016 (the “Evans SEC Reports”) is publicly available. No such Evans SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Evans SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Evans has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Evans SEC Reports.

(c) Evans Bank’s Reports.   Since December 31, 2016, Evans Bank has duly filed with the OCC, and any other applicable Regulatory Authorities, as the case may be, all reports, returns, filings, information, data, registrations, submissions, and statements, required to be filed under any applicable Law, including any and all federal and state banking Laws, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Law. There (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any report or statement relating to any examinations, inspections or investigations of any Evans Entity and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures of any Evans Entity.

5.6. Financial Matters.

(a) Financial Statements.  The Evans Financial Statements included or incorporated by reference in the Evans SEC Reports (i) are true, accurate and complete in all material respects, and have been prepared from, and are in accordance with the Books and Records of the Evans Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes and (iii) fairly present in all material respects the consolidated financial condition of the Evans Entities as of the respective dates set forth therein and the consolidated results of operations, shareholders’ equity and cash flows of the Evans Entities for the respective periods set forth therein, subject in the case of the interim Financial Statements to year-end adjustments.  The consolidated Evans Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of Evans as of the respective dates set forth therein and the results of operations, shareholders’ equity and cash flows of Evans for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Call Reports.    The Call Reports of Evans Bank for the periods ended September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018 (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of Evans Bank, as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.  The Call Reports of Evans Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the financial condition of Evans Bank as of the respective dates set forth therein and the results of operations and shareholders’ equity of Evans Bank for the respective periods set forth therein, subject to year-end adjustments.

(c) Systems and Processes. Each of Evans and Evans Bank have in place sufficient systems and processes that are customary for a financial institution of the size of Evans and Evans Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Evans Financial Statements and Evans Bank’s financial statements, including the Call Report, (ii) in a timely manner accumulate and communicate to Evans and Evans Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Evans Financial Statements and Evans Bank’s financial statements, including the Call Report, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Evans and Evans Bank’s Assets is permitted only in accordance with management’s authorization and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals. Since December 31, 2016, neither Evans nor Evans Bank nor, to Evans’s Knowledge, any Representative of any Evans Entity has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Evans Financial Statements, the Evans Bank’s financial statements, including the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Evans Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Evans Entity has engaged in questionable accounting or auditing practices. No attorney representing any Evans Entity, whether or not employed by any Evans Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Evans or any of its officers, directors or employees to the board of directors of Evans or Evans Bank or any committee thereof or to any director or officer of Evans or Evans Bank. To Evans’s Knowledge, there has been no instance of fraud by any Evans Entity, whether or not material.

(d) Records. The records, systems, controls, data and information of the Evans Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Evans Entities or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.  Evans (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a‑15 or 15d-15, as applicable, of the Exchange Act) to ensure the reliability of the Evans Financial Statements and to ensure that information relating to the Evans Entities is made known to the chief executive officer, chief financial officer or other members of executive management of Evans by others within those entities as appropriate (A) to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, (B) which allow for maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Assets of Evans and the Evans Entities, (C) that provide reasonable assurance that transactions are recorded as necessary to permit preparation of its consolidated financial statements in accordance with GAAP, and that receipts and expenditures of Evans are being made only in accordance with authorizations of management and directors of Evans and (D) that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Evans’s Assets that could have a material effect on its consolidated financial statements and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Evans’s outside auditors and the audit committee of the board of directors of Evans (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Evans’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Evans’s internal controls over financial reporting.  To the Knowledge of Evans, there is no reason to believe that Evans’s outside auditors, its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due, if required.

(e) Auditor Independence.  The independent registered public accounting firm engaged to express its opinion with respect to the Evans Financial Statements included in the Evans’s SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X.  As of the date hereof, the external auditor for Evans and the Evans Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Evans or Evans Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7. Absence of Undisclosed Liabilities.

No Evans Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2018, (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Evans as of September 30, 2019 included in the Evans Financial Statements at and for the period ending September 30, 2019.

5.8. Absence of Certain Changes or Events.

Since December 31, 2018, there has not been a Material Adverse Effect on Evans.

5.9. Tax Matters.

(a) All Evans Entities have timely filed with the appropriate Taxing authorities all income and other material Tax Returns in all jurisdictions in which such Tax Returns are required to be filed. All Tax Returns filed by or with respect to the Evans Entities are correct and complete in all material respects.  None of the Evans Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All material Taxes of the Evans Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid.  There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Evans Entities.  No claim has been made in the last six years in writing by an authority in a jurisdiction where any Evans Entity does not file a Tax Return that such Evans Entity may be subject to a material amount of Taxes by that jurisdiction.

(b) None of the Evans Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes of any Evans Entity or the Assets of any Evans Entity.  None of the Evans Entities has waived any statute of limitations in respect of any Taxes.

(c) Each Evans Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1471, 1472, 3402 and 3406 of the Internal Revenue Code or similar provisions under foreign Law.

(d) The unpaid Taxes of each Evans Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Evans Entity and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Evans Entities in filing their Tax Returns.

(e) None of the Evans Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Evans Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes) and none of the Evans Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Evans) or has any Tax Liability of any Person under Treasury Regulations Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Evans is parent), or as a transferee or successor.

(f) During the two-year period ending on the date hereof, none of the Evans Entities was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code. During the five-year period ending on the date hereof, none of the Evans

Entities was a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(g) Each Evans Benefit Plan, employment agreement, or other compensation arrangement of Evans that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code has been written and operated compliance with Section 409A of the Internal Revenue Code and the regulations thereunder and in compliance, in all material respects, with the terms of such plan, in each case such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code. No Evans Entity has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Internal Revenue Code. All Evans Stock Options were granted at no less than “fair market value” for purposes of Section 409A of the Internal Revenue Code, and each Evans Stock Option is exempt from Section 409A of the Internal Revenue Code.

(h) None of the Evans Entities will be required to include after the Closing any material adjustment in taxable income pursuant to Section 481 of the Internal Revenue Code or any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing. None of the Evans Entities have participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

5.10. Compliance with Laws.

(a) Each Evans Entity has, and since December 31, 2016, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. There has occurred no Default under any such Permit and to the Knowledge of Evans no suspension or cancellation of any such Permit is threatened.  None of the Evans Entities:

(i) is in Default under any of the provisions of its articles of incorporation or association or bylaws (or other governing instruments);
(ii) is in material Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

(iii) since December 31, 2016, has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Evans Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or troubled condition.

(b) Each Evans Entity is in compliance in all material respects with all applicable Laws, regulatory capital requirements, Orders, or conditions imposed in writing by a Regulatory Authority, to which they or their Assets may be subject.

(c) Evans Bank (i) has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the IRS, and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(d) Since December 31, 2016, each Evans Entity has properly administered all accounts for which it acts as a fiduciary, including accounts for which any Evans Entity serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans. Since December 31, 2016, no Evans Entity nor, to Evans’s Knowledge, any director, officer, or employee of any Evans Entity, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans.

(e) Since December 31, 2016, none of the Evans Entities, or to Evans’s Knowledge, any director, officer, employee, agent or other Person acting on behalf of any Evans Entity has, directly or indirectly, violated or is in violation of the Money Laundering Laws in any material respect, and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any FSB Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Evans, threatened. Each Evans Entity has been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Evans Entity has established and maintained a system of internal controls designed to ensure compliance by the Evans Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

5.11. Community Reinvestment Act Performance.

Evans Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act of 1977 rating of “satisfactory” or better in its most recently completed performance evaluation, and Evans has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Evans Bank having its current rating lowered such that it is no longer “satisfactory” or better.

5.12. Employee Benefit Plans.

(a) Each Evans Benefit Plan is and has been maintained in compliance in all material respects with the terms of such Evans Benefit Plan, and in compliance in all material respects with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. No Evans Benefit Plan is required to be amended within the 90-day period beginning on the Closing Date in order to continue to comply with ERISA, the Internal Revenue Code, and other applicable Law. Each Evans Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified and has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that is still in effect and applies to the Evans Benefit Plan and on which such Evans Benefit Plan is entitled to rely.  Nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Evans Benefit Plan.  Within the past three years, no Evans Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Evans Benefit Plan. All assets of each Evans Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(b) There are no pending, or to Evans’s Knowledge, threatened, claims or disputes under the terms of, or in connection with, the Evans Benefit Plans other than claims for benefits in the Ordinary Course that are not expected to result in material liability to any Evans Entity, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any Evans Benefit Plan.

(c) Neither Evans nor any Affiliate of Evans has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Evans Benefit Plan and no prohibited transaction has occurred with respect to any Evans Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax under ERISA or the Internal Revenue Code. No Evans Entity has breached its fiduciary duty with respect to a Evans Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Evans Benefit Plan.  To Evans’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Evans or any Evans Entity employee, has breached his or her fiduciary duty with respect to a Evans Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Evans Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Evans or any Affiliate of Evans.

(d) All contributions required to be made to any Evans Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Evans Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Books and Records of Evans.

5.13. Agreements with Regulatory Authorities.

No Evans Entity is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management, its business, or Evans Bank’s acceptance of brokered deposits (each, whether or not set forth in Evans’s Disclosure Memorandum, a “Evans Regulatory Agreement”), nor has any Evans Entity been advised in writing or, to Evans’s Knowledge, orally, since December 31, 2016, by any Regulatory Authority that Evans Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Evans Regulatory Agreement.

5.14. Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Evans Entity or for the account of a customer of any Evans Entity (a) were entered into in the Ordinary Course and in accordance with prudent banking practice and applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Evans Entity party thereto and, to the Knowledge of Evans, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions).  Evans Entities and, to the Knowledge of Evans, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued.  To the Knowledge of Evans, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such Derivative Transactions.  The financial position of the Evans Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Evans Entities in accordance with GAAP.

5.15. Legal Proceedings.

There is no Litigation instituted or pending, or, to the Knowledge of Evans, threatened against any Evans Entity, or against any current or former director, officer or employee of a Evans Entity in their capacities as such or Employee Benefit Plan of any Evans Entity, or against any Asset, interest, or right of any of them, nor are there any Orders outstanding against any Evans Entity or the Assets of any Evans Entity, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on any Evans Entity.  Section 5.15 of Evans’s Disclosure Memorandum sets forth a list of all Litigation as of the date of this Agreement to which any Evans Entity is a party.  Section 5.15 of Evans’s Disclosure Memorandum sets forth a list of all Orders to which any Evans Entity is subject.

5.16. Statements True and Correct.

(a) None of the information supplied or to be supplied by any Evans Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Evans with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading.  The portions of the Registration Statement and the Proxy/Prospectus relating to Evans Entities and other portions within the reasonable control of Evans Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any Evans Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy/Prospectus to be mailed to FSB’s stockholders in connection with the FSB Meeting, and any other documents to be filed by a Evans Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Proxy/Prospectus, when first mailed to the stockholders of FSB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy/Prospectus or any amendment thereof or supplement thereto, at the time of the FSB Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the FSB Meeting.

5.17. State Takeover Statutes and Takeover Provisions.

Evans has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any Takeover Statutes.  No Evans Entity is the beneficial owner (directly or indirectly) of more than 10% of the outstanding capital stock of FSB entitled to vote in the election of FSB’s directors.

5.18. Tax and Regulatory Matters.

No Evans Entity or, to the Knowledge of Evans, any Affiliate thereof has taken or agreed to take any action, and Evans does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.19. Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Evans nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.20. Well Capitalized.

Evans Bank is “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)) and  Evans Bank will be “well capitalized” (as that term is defined in 12 C.F.R. Section 6.4(c)(1)) following the consummation of the transactions contemplated by this Agreement.

5.21. Available Funds.

Immediately prior to the Effective Time, Evans will have sufficient cash to pay the aggregate Cash Consideration, as required by Article 2.

5.22. No Other Representations and Warranties

(a) Except for the representations and warranties in this ARTICLE 5, Evans and Merger Sub do not make any express or implied representation or warranty with respect to the Evans Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Evans and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Evans and Merger Sub in this ARTICLE 5, Evans and Merger Sub do not make and has not made any representation to FSB or any of FSB’s Affiliates or Representatives with respect to any oral or written information presented to FSB or any of FSB’s Affiliates or Representatives in the course of their due diligence investigation of Evans and Merger Sub (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) FSB acknowledges and agrees that Evans and Merger Sub have not made and are not making any express or implied representation or warranty other than those contained in ARTICLE 5.
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION
6.1. Affirmative Covenants of FSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Evans shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.1 of FSB’s Disclosure Memorandum, FSB shall, and shall cause each of its Subsidiaries to, (a) operate its business only in the Ordinary Course, (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, authorizations, franchises, advantageous business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees, and (c) take no action that is intended to or which would reasonably be expected to adversely affect or materially delay (i) the receipt of any approvals of any Regulatory Authority or third party referenced in Section 7.4(a), (ii) the consummation of the transactions contemplated by this Agreement, or (iii) performance of its covenants and agreements in this Agreement.

6.2. Negative Covenants of FSB.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Evans shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.2 of FSB’s Disclosure Memorandum, FSB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the articles of incorporation or association, bylaws or other governing instruments of any FSB Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness incurred in the Ordinary Course);

(c) (i) repurchase, redeem, or otherwise acquire or exchange (other than in accordance with the terms of this Agreement), directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any FSB Entity (except for the acceptance of shares of FSB Common Stock as payment for the exercise of FSB Stock Options or for withholding taxes incurred in connection with the exercise of FSB Stock Options) or the vesting or settlement of FSB Equity Rights and dividend equivalents thereon, in each case in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof), (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of FSB’s capital stock or other equity interests;

(d) except for the issuance of shares of FSB Common Stock as payment for the exercise of FSB Stock Options or settlement of FSB Restricted Stock Awards, in accordance with the terms of the applicable FSB Stock Option or FSB Restricted Stock Award, issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, any additional shares of FSB Common Stock or any other capital stock of any FSB Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right;

(e) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any FSB Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FSB Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any FSB Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the FSB Entities) or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities and Loans in the Ordinary Course;

(f) (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital,

Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than a wholly owned Subsidiary of FSB, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution (other than consolidations, mergers or reorganizations solely among wholly owned FSB Subsidiaries), or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(g) (i) grant any increase in compensation or benefits to the employees or officers of any FSB Entity, except (A) for merit-based or promotion-based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the Ordinary Course that do not exceed, in the aggregate 3% of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, or (B) as required by Law, (ii) pay any (x) severance or termination pay or (y) any bonus, in either case other than pursuant to a FSB Benefit Plan in effect on the date hereof and in the case of clause (x) subject to receipt of an effective release of claims from the employee, unless the FSB Entity is obligated pursuant to arrangement in existence on the date hereof to pay such severance without an effective release of claims, and in the case of clause (y) to the extent required under the terms of the FSB Benefit Plan without the exercise of any upward discretion, (iii) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus guarantees, collective bargaining agreement or similar agreement or arrangement with employees or officers of any FSB Entity, (iv) fund any rabbi trust or similar arrangement, unless otherwise required by the terms of the FSB Benefit Plan and disclosed on Section 6.2(g) of FSB’s Disclosure Memorandum; provided, however, that Evans will have a reasonable opportunity to review and comment in advance on any such new arrangement and FSB will consider such comments in good faith, (v) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $40,000, other than for cause, (vi) hire any officer, employee, independent contractor or consultant (who is a natural person) who has annual base compensation greater than $40,000, or (vii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act;

(h) enter into, amend or renew any employment or Independent Contractor Contract between any FSB Entity and any Person requiring payments thereunder in excess of $40,000 in any 12-month period (unless such amendment is required by Law) that the FSB Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(i) except as required by Law or, with respect to a FSB Benefit Plan that is intended to be tax-qualified in the opinion of counsel is necessary or advisable to maintain the tax qualified status, (i) adopt or establish any plan, policy, program or arrangement that would be considered a FSB Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, or amend in any material respect any existing FSB Benefit Plan, terminate or withdraw from, or amend, any FSB Benefit Plan, (ii) make any distributions from such FSB Benefit Plans, except as required by the terms of such plans, or (iii) fund or in any other way secure the payment of compensation or benefits under any FSB Benefit Plan, except as required by the terms of such plans; provided, however, that Evans will have a reasonable opportunity to review and comment in advance on any new rabbi trust or similar arrangement and FSB will consider such comments in good faith;

(j) make any change in any Tax or accounting principles, practices or methods or systems of internal accounting controls or disclosure controls, except as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP;

(k) commence any Litigation other than in the Ordinary Course, or settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (i) involving any Liability of any FSB Entity for money damages in excess of $75,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any FSB Entity or the Surviving Corporation or (ii) arising out of or relating to the transactions contemplated hereby;

(l) (i) enter into, renew, extend, modify, amend or terminate any FSB Contract or any Contract which would be a FSB Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract described in the foregoing clause (i);

(m) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (ii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by Law or by rules or policies imposed by a Regulatory Authority;

(n) make, or commit to make, any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate;

(o) except as required by Law or applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reduce the amount of insurance coverage currently in place or fail to renew or replace any existing insurance policies;

(p) materially change or restructure its investment securities portfolio policy, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios;

(q) make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, file any amended material Tax Returns, agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, settle or compromise any Tax liability of any FSB Entity, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(r) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(s) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by FSB), except (i) new Loans in amounts not to exceed (A) $750,000 if such Loan is secured by residential real estate or (B) $1.5 million if such Loan is a commercial and industrial loan, construction loans or is secured by commercial or multi-family real estate or (ii) Loans or commitments for Loans that have previously been approved by FSB prior to the date of this Agreement not in excess of $1.5 million, provided, that Evans shall be required to respond to any request for consent to make such Loan in writing within three Business Days after receipt of all information which would be necessary for Evans to make a determination in the Ordinary Course to underwrite the Loan requested by FSB and, which consent shall be deemed to have been given if Evans has not objected to a proposed action by FSB within three Business Days after such information is received by Evans;

(t) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(u) notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(v) agree to take, make any commitment to take, or adopt any resolutions of FSB’s board of directors in support of, any of the actions prohibited by this Section 6.2.
6.3. Covenants of Evans.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of FSB shall have been obtained, and except as otherwise expressly contemplated herein or as set forth in Section 6.3 of Evans’s Disclosure Memorandum, Evans covenants and agrees that it shall operate its business only in the Ordinary Course and it shall not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following:

(a) amend the articles of incorporation, bylaws or other governing instruments of Evans or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect FSB or the holders of FSB Common Stock adversely relative to other holders of Evans Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger and the Second Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) (i) adjust, split, combine or reclassify any capital stock of Evans, or (ii) make, declare or pay any dividend, or make any other distribution on, any shares of Evans Common Stock (except regular semi-annual cash dividends by Evans at a rate not in excess of $0.57 per share of Evans Common Stock);

(d) take any action that could reasonably be expected to impede or materially delay consummation of the transactions contemplated by this Agreement;

(e) notwithstanding any other provision hereof, take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE 8 not being satisfied, or materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, except as required by applicable Law; or

(f) agree to take, make any commitment to take, or adopt any resolutions of Evans’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7 ADDITIONAL AGREEMENTS
7.1. Registration Statement; Proxy/Prospectus; Stockholder Approval.

(a) Evans and FSB shall promptly prepare and file with the SEC, the Proxy/Prospectus and Evans shall prepare and file with the SEC the Registration Statement (including the proxy statement and prospectus (the “Proxy/Prospectus”)) as promptly as reasonably practicable after the date of this Agreement, subject to full cooperation of both Parties and their respective advisors and accountants.  Evans and FSB agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy/Prospectus.  Each of Evans and FSB agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and FSB shall thereafter mail or deliver the Proxy/Prospectus (including the Registration Statement) to its stockholders promptly following the effectiveness of the Registration Statement.  Evans also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FSB shall furnish all information concerning FSB and the holders of FSB Common Stock as may be reasonably requested in connection with any such action.

(b) FSB shall duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “FSB Meeting”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the FSB Stockholder Approval and, if so desired and mutually agreed, such other matters of the type customarily brought before an annual or special meeting of stockholders.

(c) Subject to Section 7.2, the board of directors of FSB shall (i) recommend to its stockholders the approval of  this Agreement and the transactions contemplated hereby (the “FSB Recommendation”), (ii) include such FSB Recommendation in the Proxy/Prospectus, and (iii) use its reasonable best efforts to obtain the FSB Stockholder Approval.  FSB may retain, or. if requested by Evans, FSB shall retain, a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Evans in connection with obtaining the FSB Stockholder Approval.

(d) Subject to Section 7.2, neither the board of directors of FSB nor any committee thereof shall (A) withhold, withdraw, qualify or modify in a manner adverse to Evans, the FSB Recommendation, (B) fail to make the FSB Recommendation or otherwise submit this Agreement to FSB’s stockholders without such recommendation, (C) adopt, approve, agree to, accept, recommend or endorse an Acquisition Proposal, (D) fail to publicly and without qualification (1) recommend against any Acquisition Proposal or (2) reaffirm the FSB Recommendation within ten Business Days (or such fewer number of days as remains prior to FSB Meeting) after an Acquisition Proposal is made public or any request by Evans to do so, (E) take any action, or make any public statement, filing or release inconsistent with the FSB Recommendation, or (F) publicly propose to do any of the foregoing (any of the foregoing being a “Change in the FSB Recommendation”).

(e)  FSB shall adjourn or postpone the FSB Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of FSB Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or if, as of the time for which such meeting is scheduled, FSB has not recorded proxies representing a sufficient number of shares necessary to obtain the FSB Stockholder Approval; provided that, from and after the time, if any, that a Superior Proposal has been received by FSB and has been publicly disclosed and, as a result, FSB makes a Change in the FSB Recommendation pursuant to Section 7.2(d), FSB thereafter shall not be so required to adjourn or postpone the FSB Meeting more than two times following such time.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the FSB Meeting shall be convened and this Agreement shall be submitted to the stockholders of FSB at the FSB Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve FSB of such obligation.

(f) FSB shall use its reasonable best efforts to cause the ESOP Trustees and the Savings Plan Trustees to (i) conduct a vote of the FSB Common Stock held in the ESOP and the FSB Savings Plan, as applicable, in accordance with the requirements of Section 409(e) of the Internal Revenue Code and all other applicable laws, the terms of the ESOP or the FSB Savings Plan, as applicable, and their fiduciary duties, and (ii) to deliver a certificate to Evans, dated on or about the date of the FSB Meeting, stating that the shares held in the ESOP or the FSB Savings Plan, as applicable, had been voted in accordance with the terms of the ESOP or the FSB Savings Plan, as applicable.

7.2. Acquisition Proposals.

(a) No FSB Entity shall, and it shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any confidential or nonpublic information or data with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (except to notify a Person that has made an Acquisition Proposal of the existence of the provisions of this Section 7.2), (iii) adopt, approve, agree to, accept, endorse or recommend any Acquisition Proposal, or (iv) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any Acquisition Agreement contemplating or otherwise relating to any Acquisition Transaction.  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any Subsidiary or Representative of FSB shall constitute a breach of this Section 7.2 by FSB.  In addition to the foregoing, FSB shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding anything to the contrary in Section 7.2(a), if FSB or any of its Representatives receives an unsolicited, bona fide written Acquisition Proposal by any Person at any time prior to FSB Stockholder Approval that did not result from or arise in connection with a breach of Section 7.2(a), FSB and its Representatives may, prior to (but not after) the FSB Meeting, take the following actions if the board of directors of FSB (or any committee thereof) has (i) determined, in its good faith judgment (after consultation with FSB’s financial advisors and outside legal counsel), that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take such actions would reasonably likely cause it to violate its fiduciary duties under applicable Law, and (ii) obtained from such Person an executed confidentiality agreement containing terms at least as restrictive with respect to such Person as the terms of the Confidentiality Agreement is in each provision with respect to Evans (and such confidentiality agreement shall not provide such Person with any exclusive right to negotiate with FSB):  (A) furnish information to (but only if FSB shall have provided such information to Evans prior to furnishing it to any such Person), and (B) enter into discussions and negotiations with, such Person with respect to such unsolicited, bona fide written Acquisition Proposal.

(c) Promptly (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, FSB shall advise Evans in writing of the receipt of such Acquisition Proposal, request or inquiry, and the terms and conditions of such Acquisition Proposal, request or inquiry (including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry), and FSB shall as promptly as practicable provide to Evans (i) a copy of such Acquisition Proposal, request or inquiry, if in writing, or (ii) a written summary of the material terms of such Acquisition Proposal, request or inquiry, if oral.  FSB shall provide Evans as promptly as practicable (but in no event more than 24 hours) with notice setting forth all such information as is necessary to keep Evans informed on a current basis of all developments, discussions, negotiations and communications regarding (including amendments or proposed amendments to) such Acquisition Proposal, request or inquiry.

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the FSB Meeting, the board of directors of FSB may submit this Agreement to FSB’s stockholders without recommendation or may change its recommendation (although the resolution approving this Agreement as of the date hereof may not be rescinded or amended) in which event such board of directors of FSB may communicate the basis for its lack of a recommendation or its change of recommendation to its stockholders in the Proxy/Prospectus or an appropriate amendment or supplement thereto to the extent required by Law, if (i) FSB has received a Superior Proposal (after giving effect to the terms of any revised offer by Evans pursuant to this Section 7.2(d)), and (ii) the board of directors of FSB has determined in good faith, after consultation with its financial advisors and outside legal counsel, that it would be a violation of the directors’ fiduciary duties under applicable Law to make or continue to make the FSB Recommendation; provided, that the board of directors of FSB may not take the actions set forth in this Section 7.2(d) unless:

(i) FSB has complied in all material respects with this Section 7.2;

(ii) FSB has provided Evans at least three Business Days prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including all necessary information under Section 7.2(c));

(iii) during such three Business Day period, FSB has and has caused its financial advisors and outside legal counsel to, consider and negotiate with Evans in good faith (to the extent Evans desires to so negotiate) regarding any proposals, adjustments or modifications to the terms and conditions of this Agreement proposed by Evans; and

(iv) the board of directors of FSB has determined in good faith, after consultation with its financial advisors and outside legal counsel and considering the results of such negotiations and giving effect to any proposals, amendments or modifications proposed to this Agreement by Evans, if any, that such Superior Proposal remains a Superior Proposal and that it would nevertheless be a violation of the director’s fiduciary duties under applicable Law to make or continue to make the FSB Recommendation.

Any material amendment to any Acquisition Proposal, will be deemed to be a new Acquisition Proposal for purposes of this Section 7.2(d) and will require a new determination and notice period as referred to in this Section 7.2(d).

(e) FSB and FSB Subsidiaries shall, and FSB shall direct its Representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than Evans and its Representatives) that has made or indicated an intention to make an Acquisition Proposal, (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.

(f) Nothing contained in this Agreement shall prevent FSB or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A 51 with respect to an Acquisition Proposal or from making any legally required disclosure to the stockholders of FSB; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.3. Exchange Listing.

Evans shall use its reasonable best efforts to list, prior to the Effective Time, on NYSE, subject to official notice of issuance, the shares of Evans Common Stock to be issued to the holders of FSB Common Stock pursuant to this Agreement, and Evans shall give all notices and make all filings with NYSE required in connection with the transactions contemplated herein.

7.4. Consents of Regulatory Authorities.

(a) Evans and FSB and their respective Subsidiaries shall cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers), and to comply with the terms and conditions of all such Permits and Consents.  Each of Evans and FSB shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Evans Entities be required, and the FSB Entities shall not be permitted (without Evans’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction or condition, involving the Evans Entities or the FSB Entities, which is materially and unreasonably burdensome on Evans’s business or on the business of FSB or FSB Bank, in each case following the Closing or which would reduce the economic benefits of the transactions contemplated by this Agreement to Evans to such a degree that Evans would not have entered into this Agreement had such condition or restriction been known to it at the date hereof (any such condition or restriction, a “Burdensome Condition”).

(b) Each of Evans and FSB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that FSB shall not have the right to review portions of material filed by Evans with a Regulatory Authority that contain competitively sensitive business or other proprietary information or confidential supervisory information.  In exercising the foregoing rights, each of the Parties agrees to act reasonably and as promptly as practicable.  Each Party agrees that it will consult with the other Party with respect to the obtaining of all  Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby, including advising the other Party upon receiving any communication from a Regulatory Authority the Consent of which is required for the consummation of the Mergers and the other transactions contemplated by this Agreement that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of such Requisite Regulatory Approval may be materially delayed.  Each Party shall consult with the other in advance of any meeting or conference with any Regulatory Authority in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, Proxy/Prospectus or any other statement, filing, notice or application made by or on behalf of Evans, FSB or any of their respective Subsidiaries to any third party and/or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5. Access to Information; Confidentiality and Notification of Certain Matters.

(a) FSB and Evans shall each promptly advise the other of any fact, change, event, effect, condition, occurrence, development or circumstance (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE 8; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Evans and FSB.

(b) Prior to the Effective Time, each of Evans and FSB shall permit the Representatives of the other Party to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests and furnish to the other Party promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as the other Party may reasonably request, provided that such investigation or requests shall not interfere unnecessarily with normal operations of the Party. No investigation by either Party shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements in this Agreement, or the conditions of such Party’s obligation to consummate the transactions contemplated by this Agreement. Neither Evans nor FSB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Evans’ or FSB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) Each Party shall, and shall cause its Subsidiaries and Representatives to, hold any information obtained in connection with this Agreement in accordance with the terms of the Confidentiality Agreement, dated October 6, 2019, between Evans and FSB (the “Confidentiality Agreement”).

7.6. Press Releases.

FSB and Evans shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from making any press release or other public disclosure as may upon the advice of the outside counsel be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the Party required to make the release or disclosure shall use its reasonable best efforts to allow the other Party reasonable time to comment on such release or disclosure in advance of the issuance thereof.  The Parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

7.7. Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger and the Second Merger, taken together, and to take no action that would cause the Merger and the Second Merger, taken together, not, in each case qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for United States federal income Tax purposes. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b) Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP and Luse Gorman, PC, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy/Prospectus and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger and the Second Merger.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of Evans and FSB shall report the Merger and the Second Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8. Employee Benefits and Contracts.

(a) For a period of one year following the Effective Time, except as contemplated by this Agreement, Evans shall, or shall cause the Surviving Corporation to, provide to employees who are actively employed by a FSB Entity on the Closing Date (“Covered Employees”) while employed by a Evans Entity following the Closing Date employee benefits under Evans Benefit Plans, on terms and conditions which are, in the aggregate, substantially comparable to those provided by Evans Entities to their similarly situated employees; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Evans Entity.  Until such time as Evans shall cause the Covered Employees to participate in the applicable Evans Benefit Plans, the continued participation of the Covered Employees in the FSB Benefit Plans shall be deemed to satisfy the foregoing provisions of this clause (it being understood that participation in Evans Benefit Plans may commence at different times with respect to each of Evans Benefit Plans).  For purposes of determining eligibility to participate and vesting under Evans Benefit Plans, and for purposes of determining a Covered Employee’s entitlement to paid time off under Evans’s paid time off program, the service of the Covered Employees with a FSB Entity prior to the Effective Time shall be treated as service with a Evans Entity participating in such Evans Benefit Plans, to the same extent that such service was recognized by the FSB Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (x) under which similarly-situated employees of Evans Entities do not receive credit for prior service, or (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (z) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.  For the avoidance of doubt, Evans’s obligations under this Section 7.8(a) with respect to any particular Covered Employee shall end upon the Covered Employee’s termination of employment for any reason.

(b) From and after the Effective Time, without limiting the generality of Section 7.8(a), with respect to each Covered Employee (and their beneficiaries) Evans shall use commercially reasonable efforts to cause each life, disability, medical, dental or health plan of Evans or its Subsidiaries in which each such Covered Employee becomes eligible to participate (to the extent permitted by the applicable carrier) to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable life, disability, medical, dental or health plans of the FSB Entities, (ii) provide credit under medical, dental and health plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Covered Employees (and their beneficiaries) under analogous plans of the FSB Entities prior to the Effective Time during the portion of the applicable plan year prior to participation, and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time. Unless a Covered Employee terminates coverage (or causes coverage to terminate) under a FSB health plan prior to the time such Covered Employee becomes eligible to participate in a health plan of Evans or its Subsidiaries or an event occurs that results in termination under the terms of the FSB health plan, Evans will not terminate the  coverage of any of the Covered Employees or their dependents under any of the FSB health plans prior to the time such Covered Employees and their dependents become eligible to participate in a Evans health plan.

(c) Any Covered Employee (other than a Covered Employee who is party to an individual agreement or letter that entitle such Covered Employee to different severance or termination benefits) who is terminated by a Evans Entity within the twelve months following the Effective Time as a result of a position elimination shall be eligible for severance benefits described in Section 7.8(c) of Evans’s Disclosure Memorandum in exchange for customary non-affiliation agreements and releases.

(d) The FSB Entities shall take all necessary action (including without limitation the adoption of resolutions and plan amendments and the delivery of any required notices) to terminate, contingent on the Closing and effective as of no later than the day before the Closing Date, any FSB Benefit Plan that is intended to constitute a tax-qualified defined contribution plan under Internal Revenue Code Section 401(k) (a “401(k) Plan”) and any other FSB Benefit Plan listed on Section 7.8(d) of FSB’s Disclosure Memorandum, unless Evans provides written notice to FSB no later than three Business Days prior to the Closing Date that any such plans described in this sentence shall not be terminated.  FSB shall provide Evans with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the termination of such FSB Benefit Plans in advance and give Evans a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, FSB shall provide Evans with the final documentation evidencing that the applicable plans have been terminated.  In the event that the FSB Savings Plan is terminated pursuant to this Section 7.8(d), Evans shall use commercially reasonable efforts to accept rollovers of participant accounts from the FSB Savings Plan, subject to the terms of the 401(k) Plan(s) sponsored by the Evans Entities; provided, that in no event shall the 401(k) Plan(s) sponsored by the Evans Entities be required to accept shares of Evans stock, after tax employee amounts, Roth amounts or participant loans. Evans shall adopt any resolutions and amendments reasonably necessary to ensure that for the purposes of determining eligibility and vesting under the Evans 401(k) Plan, the service of the Covered Employees with a FSB Entity prior to the Effective Time shall be treated as service with a Evans Entity.

(e) If requested by Evans in a writing delivered to FSB following the date hereof and prior to the Closing Date, the FSB Entities shall cooperate in good faith with Evans prior to the Closing Date to amend, freeze, terminate or modify any other FSB Benefit Plan to the extent and in the manner determined by Evans effective upon the Closing Date (or at such different time mutually agreed to by the parties) and consistent with applicable Law.  FSB shall provide Evans with a copy of the resolutions, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.8(e), as applicable, and give FSB a reasonable opportunity to comment on such documents (which comments shall be considered in good faith), and prior to the Closing Date, FSB shall provide Evans with the final documentation evidencing that the actions contemplated herein have been effectuated.

(f) To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby (either alone or in combination with any other event), could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code, FSB shall, prior to the Closing Date, cooperate in good faith with Evans to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Internal Revenue Code.

(g) Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.  In no event shall the terms of this Agreement: (i) establish, amend, or modify any FSB Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Evans, FSB or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Evans or any of their Subsidiaries or affiliates to amend, modify or terminate any FSB Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date in accordance with the terms of such FSB Benefit Plan; or (iii) confer upon any current or former employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates, any right to employment or continued employment or continued service with Evans or any Evans Subsidiaries, the Surviving Corporation or the FSB Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, FSB, Evans or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FSB or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

(h) On the Closing Date, FSB shall provide Evans with a list of employees who have suffered an “employment loss” (as defined in the WARN Act) in the 90 days preceding the Closing Date or had a reduction in hours of a least 50% in the 180 days preceding the Closing Date, each identified by date of employment loss or reduction in hours, employing entity and facility location.

7.9. Indemnification.

(a) From and after the Effective Time, each of Evans and the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers or employees of the FSB Entities (each, an “Indemnified Party”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such person is or was a  director or officer or employee of the FSB Entities or, at FSB’s request, of another corporation, partnership, joint venture, trust or other enterprise and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under FSB’s articles of incorporation and under FSB’s bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) The Surviving Corporation shall maintain in effect for a period of six years after the Effective Time FSB’s existing directors’ and officers’ liability insurance policy (provided that the Surviving

Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of FSB given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to FSB’s directors and officers, 200% of the annual premium payments currently paid on FSB’s current policy in effect as of the date of this Agreement (the “Maximum Amount”).  If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Evans, or FSB in consultation with Evans, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.9(b) at a premium not to exceed the Maximum Amount.  If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Evans or FSB in consultation with Evans may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Evans and the Surviving Corporation shall have no further obligations under this Section 7.9(b) other than to maintain such “tail” prepaid policy.

(c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9 and such obligations shall not be terminated or modified in a manner so as to adversely affect any Indemnified Party or any other person entitled to a benefit of this Section 7.9 without the prior written consent of the affected Indemnified Party or affected person.

(d) The provisions of this Section 7.9 are intended to be for the benefit of and shall be enforceable by, each Indemnified Party and their respective heirs and Representatives.
7.10. Operating Functions.

FSB and FSB Bank shall use its best efforts to cooperate with Evans and Evans Bank in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Evans may decide.  Each Party shall use its best efforts to cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers or the other Party).  Prior to Effective Time, each Party shall exercise, consistent with terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.11. Stockholder Litigation.

Each of FSB and Evans shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of FSB or Evans, as applicable, threatened against FSB, Evans or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by FSB, Evans or their respective Subsidiaries with respect hereto or thereto or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. FSB shall give Evans prompt notice of any stockholder litigation against FSB or its directors or officers relating to the transactions contemplated by this Agreement and shall give Evans every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any FSB Entity without Evans’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.12. Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.4 of this Agreement, each of FSB and Evans shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Mergers and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by, any Regulatory Authority and any other third party that is required to be obtained by FSB or Evans or any of their respective Subsidiaries in connection with, or to effect, the Mergers and the other transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Subsidiary of Evans, on the one hand, and a Subsidiary of FSB, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Evans.

7.13. Dividends.

After the date of this Agreement, each of Evans and FSB shall coordinate with the other regarding the declaration of any dividends in respect of Evans Common Stock and FSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of FSB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FSB Common Stock and any shares of Evans Common Stock any such holder receives in exchange therefor in the Merger.

7.14. Change of Method.

Evans may at any time prior to the Effective Time change the method or structure of effecting the combination of the FSB and Evans if and to the extent requested by Evans, and FSB agrees to enter into such amendments to this Agreement as Evans may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to FSB’s stockholders, or (iii) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.15. Corporate Governance.

On or prior to the Effective Time, the board of directors of Evans and Evans Bank shall cause the number of directors that will comprise the full board of directors of each of the Surviving Corporation and the Surviving Bank at the Effective Time to be increased by one member, and as of the Effective Time shall appoint Kevin Maroney to the board of directors of each of the Surviving Corporation and the Surviving Bank (the “FSB Director”). The FSB Director shall be appointed to a class of the board of directors of the Surviving Corporation as mutually agreed by FSB and Evans. Notwithstanding the foregoing, Evans’s and Evans Bank’s obligation to appoint the FSB Director is subject to the FSB Director’s compliance with

Evans’s governance and ethics policies in place from time to time, as reasonably determined by Evans’s Corporate Governance and Nominating Committee.

7.16. Takeover Statutes.

None of Evans, Merger Sub or FSB or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Evans, Merger Sub and FSB and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.17. Exemption from Liability Under Section 16(b).

FSB and Evans agree that, in order to most effectively compensate and retain those officers and directors of FSB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FSB Insiders”), both prior to and after the Effective Time, it is desirable that FSB Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the conversion of shares of FSB Common Stock in the Merger, and for that compensatory and retentive purposes agree to the provisions of this Section 7.17.  The boards of directors of Evans and of FSB, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of FSB Common Stock and (ii) any acquisitions of Evans Common Stock pursuant to the transactions contemplated by this Agreement and by any FSB Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE
8.1. Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Stockholder Approval. The FSB Stockholder Approval shall have been obtained.

(b) Regulatory Approvals.  (i) All required regulatory Permits or Consents from the Federal Reserve, the OCC, NYDFS, the FDIC, and any other Regulatory Authority and (ii) any other regulatory Permits or Consents contemplated by Section 7.4 the failure of which to obtain has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Evans and FSB (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Mergers, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”).

(c) Legal Proceedings.  No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement (including the Mergers).

(d) Registration Statement.  The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Evans Common Stock issuable pursuant to the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.
8.2. Conditions to Obligations of Evans.

The obligations of Evans to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Evans pursuant to Section 10.6:

(a) Representations and Warranties.  For purposes of this Section 8.2(a), the accuracy of the representations and warranties of FSB set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties set forth in Sections 4.3(a) (except for inaccuracies which are de minimis in amount), 4.3(c),  4.4(a) (second and third sentences only), 4.9(a), and 4.31 shall be true and correct.  The representations and warranties set forth in Sections 4.1,  4.2,  4.3(b),  4.3(d),  4.4(a) (other than the second and third sentences), 4.4(b) and 4.4(c) shall be true and correct in all material respects.  The representations and warranties set forth in each other section in ARTICLE 4 shall be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  FSB shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates.  FSB shall have delivered to Evans (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to FSB and in Sections 8.2(a) and 8.2(b) have been satisfied and (ii) certified copies of resolutions duly adopted by FSB’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Evans and its counsel shall request.

(d) Tax Matters.  Evans shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to Evans (the “Evans Tax Opinion”), to the effect that the Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such Evans Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FSB and Evans reasonably satisfactory in form and substance to such counsel.

(e) Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.
8.3. Conditions to Obligations of FSB.

The obligations of FSB to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by FSB pursuant to Section 10.6:

(a) Representations and Warranties.  For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Evans set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date).  The representations and warranties of Evans set forth in Sections 5.3(a) (except for inaccuracies which are de minimis in amount), 5.3(c),  5.8 and 5.19 shall be true and correct.  The representations and warranties of Evans set forth in Sections 5.1,  5.2,  5.3(b),  5.3(d),  5.4 and 5.19 shall be true and correct in all material respects.  The representations and warranties set forth in each other section in ARTICLE 5 shall, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants.  Evans shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates.  Evans shall have delivered to FSB (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Evans and in Sections 8.3(a) and 8.3(b) have been satisfied and (ii) certified copies of resolutions duly adopted by Evans’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FSB and its counsel shall request.

(d) Tax Matters.  FSB shall have received a written opinion of Luse Gorman, PC, in form reasonably satisfactory to FSB (the “FSB Tax Opinion”), to the effect that the Merger and the Second Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.  In rendering such FSB Tax Opinion, such counsel shall be entitled to rely upon representations of officers of FSB and Evans reasonably satisfactory in form and substance to such counsel.

ARTICLE 9 TERMINATION
9.1. Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of FSB, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Evans and FSB;

(b) by either Party, by written notice to the other Party, in the event (i) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final or has advised either Party that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, (ii) the stockholders of FSB fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the FSB Meeting where such matters were presented to such stockholders for approval and voted upon (taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to contest, appeal and remove such Law or Order;

(c) by either Party, by written notice to the other Party, in the event that the Mergers shall not have been consummated by October 31, 2020, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(c);

(d) by Evans, by written notice to FSB, in the event that the board of directors of FSB has (i) failed to make the FSB Recommendation or otherwise effected a Change in the FSB Recommendation, (ii) breached the terms of Section 7.2 in any respect adverse to Evans, or (iii) breached its obligations under Section 7.1 by failing to call, give notice of, convene or hold the FSB Meeting in accordance with Section 7.1;

(e) by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein),  if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Evans, or Section 8.3, in the case of a termination by FSB, and which is not cured within 45 days following written notice to FSB, in the case of a termination by Evans, or Evans, in the case of a termination by FSB, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c));

(f) by Evans, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition; or

(g) by either Party if any Regulatory Authority shall have requested that Evans, Evans Bank, FSB, FSB Bank or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval.

9.2. Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) no such termination shall relieve the breaching Party from Liability resulting from any fraud or breach by that Party of this Agreement.

9.3. Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3, Sections 7.5,  7.7, 7.8 and 7.9,  ARTICLE 10 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

ARTICLE 10 MISCELLANEOUS
10.1. Definitions.
(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” means a term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (whether written or oral, binding or nonbinding).

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to FSB or publicly announced to FSB’s stockholders and whether binding or non-binding) by any Person (other than a Evans Entity) for an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than a Evans Entity) of 25% or more in interest of the total outstanding voting securities of any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB, or any tender offer or exchange offer that if consummated would result in any Person (other than a Evans Entity) beneficially owning 25% or more in interest of the total outstanding voting securities of any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB, or any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving any FSB Entity whose Assets, either individually or in the aggregate, constitute more than 25% of the consolidated Assets of the FSB; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of 25% or more of the consolidated Assets of the FSB Entities, taken as a whole.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Evans Common Stock for the ten consecutive full trading days on which such shares are actually traded on NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956, as amended.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, notes, memoranda, invoices,  accounts, accounting records and books, financial statements and financial working papers and all other books and records relating to the business of the FSB Entities, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of FSB Bank or Evans Bank.

“Cash Value” means the amount equal to the product obtained by multiplying (i) the Per Share Cash Amount by (ii) the FSB Shares Outstanding by (iii) 0.50.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Delinquent Loans” means (i) all Loans with principal or interest that are 30-89 days past due, (ii) all Loans with principal or interest that are at least 90 days past due and still accruing, (iii) all Loans with principal or interest that are nonaccruing, and (iv) net charge-offs.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth day prior to the Closing Date, provided that if shares of the Evans Common Stock are not actually traded on NYSE on such day, the Determination Date shall be the immediately preceding day to the fifth day prior to the Closing Date on which shares of Evans Common Stock actually trade on NYSE.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced and (B) other sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom, understanding, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent, or (v) arrived at through collective bargaining or otherwise.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights (including preemptive rights or redemption rights), scrip, units, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ESOP Trustees” means Principal Trust Company and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“Evans Benefit Plan” means each Employee Benefit Plan currently adopted (including all amendments thereto), maintained by, sponsored in whole or in part by, or contributed to by any Evans Entity or Evans ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Evans or any Evans ERISA Affiliate has or may have any obligation or Liability.

“Evans Common Stock” means the $0.50 par value common stock of Evans.

“Evans Entities” means, collectively, Evans and all Evans Subsidiaries.

“Evans ERISA Affiliate” means any entity which together with a Evans Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Evans Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of Evans as of September 30, 2019, and as of December 31, 2017 and 2018, and the related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2019, and for each of the three fiscal years ended December 31, 2016, 2017 and 2018, as filed by Evans in SEC Documents and (ii) the consolidated statements of condition of Evans (including related notes and schedules, if any) and related statements of operations, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to most recent quarter end.

“Evans Restricted Stock Award” means each award of shares of Evans Common Stock or other Equity Right to shares of Evans Common Stock subject to vesting, repurchase or other lapse restriction granted under a Evans Stock Plan.

“Evans Stock Options” means each option or other Equity Right to purchase shares of Evans Common Stock pursuant to stock options or stock appreciation rights.

“Evans Stock Plans” means the existing stock option and other stock-based compensation plans of Evans designated as follows: Evans Bancorp, Inc.’s 2019 Long-Term Equity Incentive Plan, 2009 Long-Term Equity Incentive Plan and 1999 Employee Stock Option and Long-Term Incentive Plan.

“Evans Subsidiaries” means the Subsidiaries of Evans, which shall include any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Evans after the date hereof and held as a Subsidiary by Evans at the Effective Time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the amount equal to the product obtained by multiplying (i) 0.4394 and (ii) the Exchange Ratio Adjustment.

“Exchange Ratio Adjustment” means the amount equal to (i) 1 minus (ii) the quotient obtained by dividing (A) the Per Share Adjustment and (B) the Per Share Cash Amount.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“FSB Common Stock” means the $0.01 par value common stock of FSB.

“FSB Entities” means, collectively, FSB and all FSB Subsidiaries.

“FSB ERISA Affiliate” means any entity which together with a FSB Entity would be treated as a single employer under Internal Revenue Code Section 414.

“FSB Financial Statements” means (i) the consolidated statements of condition (including related notes and schedules, if any) of FSB as of September 30, 2019, and as of December 31, 2017 and 2018, and the related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2019, and for each of the three fiscal years ended December 31, 2016, 2017 and 2018, as filed by FSB in the FSB SEC Documents and (ii) the consolidated statements of condition of FSB (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) including in the FSB SEC Reports filed with respect to periods ended subsequent to most recent quarter end.

“FSB Shares Outstanding” means the total number of shares of FSB Common Stock outstanding immediately prior to the Effective Time.

“FSB Subsidiary” means the Subsidiaries of FSB, which shall include FSB Bank, the entities set forth on Schedule 4.4(a) and any corporation, bank, savings association, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of FSB after the date hereof and held as a Subsidiary by FSB at the Effective Time.

“FSB Stock Plans” means the existing stock option and other stock-based compensation plans of FSB designated as follows:  FSB Bancorp, Inc. 2017 Equity Incentive Plan.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any government authority in connection with any Environmental Law.

“Intellectual Property” means copyrights, patents, trademarks, service marks, service names, trade names, brand names, internet domain names, logos together with all goodwill associated therewith, registrations and applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Key Employee” means an employee of any FSB Entity having the position of Senior Vice President or above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of the chairman, president, chief executive officer, chief financial officer, chief risk officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president in charge of human resources of such Person and the knowledge of any such Persons obtained from a reasonable investigation  (whether or not such investigation was conducted).

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than Permitted Liens.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which FSB or FSB Bank are party as a creditor.

“Losses” means any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages (including special, punitive and consequential damages), liabilities, costs, and expenses, including interest, penalties, cost of investigation and defense, and reasonable attorneys’ and other professional fees and expenses.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of FSB, Evans and Merger Sub, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees, (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) actions or omissions taken with the prior written consent of the other Party or expressly required by this Agreement; except, with respect to clauses (A), (B), (C), (D), and (G), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange American.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of FSB and FSB Bank in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with FSB and FSB Bank’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of FSB, Evans or Merger Sub, and “Parties” means FSB,  Evans and Merger Sub.

“Per Share Adjustment” means the amount equal to the quotient obtained by dividing (i) (A) the loss observed in connection with the resolution of the credit described in Section 10.1 of Evans’s Disclosure Memorandum (the “Credit”) minus (B) $180,000, and (ii) the FSB Shares Outstanding; provided, that the Per Share Adjustment shall not be less than zero; provided further, that if the Credit has not been sold or otherwise paid off by the Effective Time, then the Per Share Adjustment shall be equal to $0.17.

“Per Share Cash Amount” means $17.80 minus the Per Share Adjustment.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, non-objection, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, if applicable, information set forth in its SEC Documents that were filed after December 31, 2016, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure shall not be disclosed by any Party and nothing in this Agreement shall require such disclosure.

“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Evans under the Securities Act with respect to the shares of Evans Common Stock to be issued to the stockholders of FSB pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, Nasdaq, NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, NYDFS, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“Savings Plan Trustees” means Principal Trust Company and, to the extent applicable, the independent Trustee engaged with respect to the transactions contemplated by this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Evans Entities with the SEC on or after December 31, 2016, or by any FSB Entities with the SEC on or after December 31, 2016, as applicable.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Subsidiaries” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal with respect to which the board of directors of FSB determines in its good faith judgment (based on, among other things, the advice of outside legal counsel and a financial advisor) is reasonably likely to be consummated in accordance with its terms, and if consummated, would result in a transaction more favorable, from a financial point of view, to FSB’s stockholders than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Evans), taking into account all relevant factors (including the Acquisition Proposal and this Agreement (including any proposed changes to this Agreement that may be proposed by Evans in response to such Acquisition Proposal)); provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%”.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, or, to the extent in the nature of a tax, any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, or other document supplied to, or required to be supplied to, a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended (or any similar applicable local Law insofar as it relates to an employer’s obligations in the context of mass layoffs).

10.2. Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan...............................................................................................................................................................55

Agreement...................................................................................................................................................................1

ALLL.........................................................................................................................................................................32

Bank Merger...............................................................................................................................................................1

Bankruptcy and Equity Exceptions...............................................................................................................................13

Book-Entry Share.........................................................................................................................................................4

Burdensome Condition...............................................................................................................................................52

Canceled Shares...........................................................................................................................................................4

Cash Consideration.......................................................................................................................................................4

Cash Election...............................................................................................................................................................4

Cash Election Shares.....................................................................................................................................................4

Certificate...................................................................................................................................................................4

Change in the FSB Recommendation...........................................................................................................................49

Chosen Courts...........................................................................................................................................................78

Claim...........................................................................................................................................................................56

Closing...........................................................................................................................................................................2

Closing Date.................................................................................................................................................................2

Confidentiality Agreement...........................................................................................................................................53

Covered Employees...................................................................................................................................................54

Credit.........................................................................................................................................................................71

DOL...........................................................................................................................................................................24

Effective Time.............................................................................................................................................................2

Election.........................................................................................................................................................................8

ESOP Loan...............................................................................................................................................................27

Evans.............................................................................................................................................................................1

Evans Bank.................................................................................................................................................................1

Evans Certificates.........................................................................................................................................................9

Evans Regulatory Agreement.......................................................................................................................................42

Evans SEC Reports...................................................................................................................................................36

Evans Tax Opinion.....................................................................................................................................................61

Exchange Agent...........................................................................................................................................................8

Exchange Agent Agreement...........................................................................................................................................8

Exchange Fund.............................................................................................................................................................9

FDIA.........................................................................................................................................................................23

FDIC...........................................................................................................................................................................15

Form of Election...........................................................................................................................................................8

Fractional Share Payment.............................................................................................................................................8

FSB...............................................................................................................................................................................1

FSB Bank...................................................................................................................................................................1

FSB Bank Common Stock...........................................................................................................................................14

FSB Benefit Plan.......................................................................................................................................................25

FSB Contracts...........................................................................................................................................................28

FSB Director.............................................................................................................................................................58

FSB Insiders.............................................................................................................................................................59

FSB Meeting.............................................................................................................................................................49

FSB Recommendation.................................................................................................................................................49

FSB Regulatory Agreement.........................................................................................................................................28

FSB Restricted Stock Award.........................................................................................................................................7

FSB Savings Plan.........................................................................................................................................................7

FSB SEC Reports.......................................................................................................................................................15

FSB Stock Option.........................................................................................................................................................7

FSB Stockholder Approval...........................................................................................................................................12

FSB Tax Opinion.......................................................................................................................................................61

Indemnified Party.......................................................................................................................................................56

Independent Contractors.............................................................................................................................................24

IRS.............................................................................................................................................................................22

Mailing Date.................................................................................................................................................................8

Maximum Amount.....................................................................................................................................................57

Merger...........................................................................................................................................................................1

Merger Consideration...................................................................................................................................................4

Merger Sub.................................................................................................................................................................1

Mergers.........................................................................................................................................................................1

MGCL...........................................................................................................................................................................1

Money Laundering Laws.............................................................................................................................................22

Non-Election Shares.....................................................................................................................................................4

NYBCL.........................................................................................................................................................................1

NYDFS.......................................................................................................................................................................12

OCC...........................................................................................................................................................................34

PBGC.........................................................................................................................................................................25

Permitted Liens.........................................................................................................................................................19

Personally Identifiable Information...............................................................................................................................20

Proxy/Prospectus.......................................................................................................................................................49

Reallocated Cash Shares...............................................................................................................................................5

Reallocated Stock Shares...............................................................................................................................................6

Regulation O.............................................................................................................................................................31

Requisite Regulatory Approvals...................................................................................................................................60

Sanctioned Countries...................................................................................................................................................32

Sanctions.....................................................................................................................................................................32

Sarbanes-Oxley Act...................................................................................................................................................15

Second Merger.............................................................................................................................................................1

Stock Consideration.......................................................................................................................................................4

Stock Election...............................................................................................................................................................4

Stock Election Shares...................................................................................................................................................4

Subsidiary Plan of Merger.............................................................................................................................................3

Surviving Bank.............................................................................................................................................................3

Surviving Corporation...................................................................................................................................................1

Systems.......................................................................................................................................................................20

Takeover Statutes.......................................................................................................................................................30

Termination Fee.........................................................................................................................................................76

Voting Agreement.........................................................................................................................................................1

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  The word “or” shall not be exclusive and “any” means ‘any and all.”  The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto.  A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct.  Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers.  Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein.  The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one Party or its representatives to the other Party or its representatives at least two Business Days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (c) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3. Expenses.

(a) Except as otherwise provided in this Section 10.3, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy/Prospectus.

(b) Notwithstanding Section 10.3(a), if

(i) (A) either FSB or Evans terminates this Agreement pursuant to (1) Sections 9.1(b)(ii) or (2) Section 9.1(c) and the FSB Stockholder Approval has not been obtained, or (B) Evans terminates pursuant to Section 9.1(e), and prior to such termination, any Person has made an Acquisition Proposal or has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and within 12 months of such termination FSB shall either (x) consummate an Acquisition Transaction or (y) enter into an Acquisition Agreement with respect to an Acquisition Transaction, whether or not such Acquisition Transaction is subsequently consummated and, in each case, whether or not relating to the same Acquisition Proposal that had been made or publicly announced prior to such termination; or
(ii) Evans shall terminate this Agreement pursuant to Section 9.1(d),

then FSB shall pay to Evans an amount equal to $1,400,000 (the “Termination Fee”).  If the Termination Fee shall be payable pursuant to subsection (i) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds at or prior to the earlier of the date of consummation of such Acquisition Transaction or the date of execution of an Acquisition Agreement with respect to such Acquisition Transaction.  If the Termination Fee shall be payable pursuant to subsection (ii) of this Section 10.3(b), the Termination Fee shall be paid in same-day funds within two Business Days from the date of termination of this Agreement.

(c) The payment of the Termination Fee by FSB pursuant to Section 10.3(b) constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of Evans  in the event of termination of this Agreement pursuant to Sections 9.1(b)(ii), 9.1(c),  9.1(d), or 9.1(e).  The Parties acknowledge that the agreements contained in Section 10.3(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement; accordingly, if FSB fails to pay any fee payable by it pursuant to this Section 10.3 when due, then FSB shall pay to Evans its costs and expenses (including attorneys’ fees) in connection with collecting such fee, together with interest on the amount of the fee at the prime rate of Citibank, N.A. from the date such payment was due under this Agreement until the date of payment.

10.4. Entire Agreement; No Third Party Beneficiaries.

Except as otherwise expressly provided herein, this Agreement (including the Disclosure Memorandum of each of FSB and Evans, the Exhibits, the schedules, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary  Plan of Merger  and the Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral.  Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Section 7.9.  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties.  Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.

10.5. Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the FSB Stockholder Approval has been obtained; provided, that after obtaining the FSB Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6. Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the FSB Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition.

10.7. Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party.  Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8. Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission (followed by overnight courier), by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or by email (with receipt confirmed) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Evans or Merger Sub:	Evans Bancorp, Inc.
Evans Bank, N.A.
One Grimsby Drive
Hamburg, NY 14075
Facsimile Number: 716-926-2005
Attention: David J. Nasca
Email: dnasca@evansbank.com

Copy to Counsel:	Covington & Burling LLP
One CityCenter
850 Tenth Street NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com;
Attention: Christopher J. DeCresce
Email: cdecresce@cov.com

FSB:	FSB Bancorp, Inc.
Fairport Savings Bank
45 South Main Street
Fairport, New York 14450
Facsimile Number: 585-381-9243
Attention: Kevin D. Maroney
Email: kmaroney@fairportsavingsbank.com

Copy to Counsel:	Luse Gorman, PC
5335 Wisconsin Avenue, N.W., Ste. 780
Washington, D.C. 20015
Facsimile Number: 202-362-2902
Attention: Eric Luse
Email: eluse@luselaw.com
Attention: Benjamin M. Azoff
Email: bazoff@luselaw.com

10.9. Governing Law; Jurisdiction; Waiver of Jury Trial

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of New York without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction (except that matters relating to the fiduciary duties of the board of directors of FSB shall be subject to the Laws of the State of Maryland).

(b) Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of New York (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.

10.11. Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.  Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.12. Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise.  No Party shall be considered the draftsman.  The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.13. Enforcement of Agreement.

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.14. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.15. Disclosure.

Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any Section of this Agreement, in any schedule or exhibit attached hereto or in any Disclosure Memorandum shall apply only to, or only qualify, the indicated Section of this Agreement, except to the extent that (a) any other Section of this Agreement specifically referenced or cross-referenced in such disclosure or (b) the relevance of such item to another Section of this Agreement is reasonably apparent on the face of such disclosure (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other Sections of this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

EVANS BANCORP, INC.

By:/s/ David J. Nasca

                                                                  Name: David J. Nasca

                                                                  Title: President and Chief Executive Officer

MMS MERGER SUB, INC.

By:/s/ David J. Nasca
Name: David J. Nasca
Title: President

FSB BANCORP, INC.

By:/s/ Kevin D. Maroney
Name: Kevin D. Maroney
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]